EXHIBIT 10.2

AMENDED AND RESTATED
COLLABORATION AGREEMENT

GENENTECH, INC. AND
IDEC PHARMACEUTICALS CORPORATION

COLLABORATION AGREEMENT

THIS AMENDED AND RESTATED COLLABORATION AGREEMENT (this “Agreement) is made effective as of the 19th day of June, 2003 (the "Restated Effective Date") by and between IDEC Pharmaceuticals Corporation, a Delaware corporation having its principal place of business at 3030 Callan Road, San Diego, California 92121 ("IDEC") and GENENTECH, INC., a Delaware corporation having its principal place of business at 1 DNA Way, South San Francisco, California 94080 ("Genentech"), each on behalf of itself and its Affiliates. IDEC and Genentech are sometimes referred to herein individually as a "Party" and collectively as the "Parties," and references to "IDEC" and "Genentech" shall include their respective Affiliates.

RECITALS

1. Genentech and IDEC entered into that certain Collaboration Agreement dated as of March 16, 1995 related to the development and commercialization of Licensed Products, including without limitation C2B8 (the “Original Agreement”).

2. In the Original Agreement, IDEC granted to Genentech, and Genentech obtained, rights to co-promote Licensed Products in the United States and Canada and to develop and market Licensed Products in the rest of the world (excluding certain Asian countries, which were added to the Original Agreement by amendment at a later date).

3. Simultaneously with the execution of the Original Agreement, IDEC and Genentech entered into a Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") of even date therewith, pursuant to which Genentech purchased $5 million of Preferred Stock of IDEC in accordance with the terms and conditions thereof.

4. Simultaneously with the execution of the Original Agreement, IDEC and Genentech entered into the Expression Technology License of even date therewith granting Genentech rights to certain enabling technology (the "Expression Technology License").

5. Following the execution of the Original Agreement, the Parties entered into a first amendment to the Collaboration Agreement of November 30, 1995 (the “First Amendment”) expanding Genentech’s rights to develop and market Licensed Products in the world to include certain Asian countries.

6. Following the execution of the Original Agreement, the parties entered into an amendment of June 15, 1998 (the "Second Amendment") approving the assignment of certain rights of Genentech in Canada with respect to C2B8 to F. Hoffmann La Roche Ltd.

7. The Parties desire to amend and restate the Original Agreement to include certain additional products (“New Products”, as defined below) whose mechanism of action is initiated by interaction with the CD20 B-cell determinant, including without limitation the humanized molecule created by Genentech known as G2H7, in each case on the terms and subject to the conditions set forth in this Agreement.

8. In an effort to be efficient in the drafting of this Agreement, the Parties have elected to preserve substantial portions of the historical content of the Original Agreement, the First Amendment and the Second Amendment in this Agreement (with the expressed understanding that such content is not given any renewed or additional meaning by its inclusion herein).

9. The Parties desire to coordinate the commercial efforts related to Licensed Products with the development efforts related to New Products, and subsequently to synchronize the commercial efforts and financial treatment of all Licensed Products and New Products marketed by the Parties in the Co-Promotion Territory.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1.
DEFINITIONS

Capitalized terms not otherwise defined herein have the meaning given them in the Schedule of Master Definitions attached hereto as Appendix 1.

ARTICLE 2.
SCOPE OF COLLABORATION; DEVELOPMENT COSTS

2.1 Initial Licensed Product. The Parties will focus their initial efforts on the development of C2B8 in the Field.

2.2 Y2B8 and In2B8 Option and Phase II Trial. If IDEC decides, or the Parties mutually agree, to commence a Phase II Clinical Trial of IDEC's [*] ("Y2B8") and IDEC's [*] ("In2B8") (the "Y2B8 Phase II Trial"), IDEC shall give notice, including the number of evaluable patients, of such proposed Y2B8 Phase II Trial (the "Y2B8 Phase II Notice") to Genentech. If Genentech notifies IDEC within sixty (60) days of receipt of the Y2B8 Phase II Notice that it intends to participate with IDEC in the Y2B8 Phase II Trial, then Genentech shall bear [*]of the costs of the Y2B8 Phase II Trial up to a maximum Genentech contribution of [*]. Once Genentech has reached its maximum contribution, [*] for the Y2B8 Phase II Trial in excess of this amount shall be borne 100% by IDEC. If IDEC does not receive timely notice from Genentech of its intention to participate in the Y2B8 Phase II Trial, then IDEC may proceed with the Y2B8 Phase II Trial provided that IDEC shall bear the cost of the Y2B8 Phase II Trial. Upon completion of the Y2B8 Phase II Trial and delivery to Genentech of a final report with respect thereto, Genentech shall have 120 days to exercise an option to include Y2B8 and In2B8 as Licensed Products (the "Y2B8 Option"). The Y2B8 Option shall be exercisable by written notice to IDEC ("Notice of Y2B8/In2B8 Exercise") together with payment in the amount of [*] (the "Option Fee"). Notwithstanding the foregoing, if Genentech shall have elected to participate with IDEC in the Y2B8 Phase II Trial and contribute up to [*] toward the costs of such Y2B8 Phase II Trial, then the Option Fee shall be reduced to [*]. Within 60 days of the Notice of Y2B8/1n2B Exercise, the Parties shall agree upon the terms and conditions governing the development and commercialization of products derived from Y2B8 and In2B8, taking into account the commercial value of Y2B8 and In2B relative to C2B8. In any event, no later than publication of the Pivotal Phase III Clinical Trial results of C2B8, the Parties shall discuss in good faith the initiation of the Y2B8 Phase II Trial.

2.3 Development Costs for C2B8.

(a) Except as set forth below, or unless otherwise agreed to in writing by Genentech, IDEC shall bear all costs for development and obtaining Regulatory Approval of C2B8 in the Field in the Co-Promotion Territory through the date of Regulatory Approval of C2B8 in the United States, including but not limited to certain manufacturing process improvements for the current production process and using the existing cell line. Genentech agrees, however, that it shall bear the costs of the following development activities incurred in connection with C2B8 through the date of the first Regulatory Approval in the United States:

(i) accelerated product stability studies conducted by Genentech as set forth in Appendix I of the Development Plan and, if a replacement formulation is deemed necessary by the JDC, reasonable assistance for development of such formulation and attendant studies;

(ii) assistance with assays as set forth in Appendix I to the Development Plan;

(iii) assistance provided by [*] or equivalents from Genentech, deployed at the direction of the persons designated by the JDC to supervise the Pivotal Phase III Clinical Trial; and

(iv) the process development and manufacturing approvals of a reamplified cell-line or the current cell-line if a reamplified cell-line scale-up is not feasible as specified in Section 8.1.

(b) Subject to Section 2.7 and Section A.11 of Exhibit A, all Development Costs for Licensed Products incurred by the Parties for development or marketing in the Co-Promotion Territory after the first Regulatory Approval for C2B8 in the United States shall be charged against Operating Profits (or Losses).

(c) Subject to Section A.11 of Exhibit A, Genentech shall bear all Development Costs for Licensed Products for development or marketing in the Field in the Licensed Territory, unless otherwise agreed in writing by the Parties.

2.4 Initial New Product.  From and after the date of the payment in Section 7.1(b)(i), G2H7 shall be deemed a New Product, the development and commercialization of which shall be governed by this Agreement. Following the Restated Effective Date, the Parties shall focus their initial efforts with regard to New Products on the development of G2H7 in the Field in the Co-Promotion Territory.

2.5 IDEC’s Rights Regarding New Products Other Than G2H7.

(a) Opt-in Notice for New Products Other Than G2H7. For so long as the Parties are entitled to receive a share of Operating Profits or Losses on any Franchise Product hereunder, Genentech agrees to keep IDEC informed as to the existence of research and/or development activities regarding Potential New Products other than G2H7. With respect to [*] Potential New Products and Genentech Potential New Products, within thirty (30) days of the date that Genentech’s portfolio planning committee (or successor committee or process thereto, “PPC”) makes a formal decision, as recorded in the minutes of the relevant PPC meeting, to commence clinical development of such a Potential New Product (or a similar development decision is made as part of any successor process), Genentech shall provide IDEC with the same development assessment package that was provided to the PPC as the basis of its development decision (or otherwise reviewed in connection with such decision), including an identification as to whether such product is a [*] Potential New Product [*] Potential New Product. Without limiting the foregoing, such development assessment package shall include a summary of the preclinical data and the proposed Development Plan including proposed clinical study designs, manufacturing cost estimates, timelines, program cost, target product profile(s), and market forecast. With respect to [*] Potential New Products, [*] Genentech will provide to IDEC a summary of Genentech’s rights (and IDEC’s potential rights) to develop and commercialize such [*] Potential New Product, as well as relevant information about the product, including preclinical and clinical data and reports [*].

(b) Exercise of Opt-In by IDEC. IDEC shall have sixty (60) days from the date of Genentech's notice to IDEC of the availability of a Potential New Product to provide written notice to Genentech that it elects to participate in the development and commercialization of such Potential New Product. In order for IDEC to preserve any rights under Section 2.5(c) with respect to Genentech Potential New Products, notice of an election to not opt-in with respect to such product under this Section 2.5(b) must be provided to Genentech within such sixty (60) day period.

(i) Genentech Potential New Products. Within ten (10) days following an election to participate in a Genentech Potential New Product, IDEC shall pay Genentech the opt-in fee set forth in Section 7.1(b)(ii) or (iii), as the case may be. From and after the date of the payment of such fee, such Genentech Potential New Product shall be deemed a New Product under this Agreement, and IDEC shall have the right to participate with Genentech with respect to such product [*] New Product.

(ii) [*] Potential New Products. For a period of thirty (30) days following an election by IDEC to participate in an [*] Potential New Product, Genentech and IDEC shall use good faith efforts to agree upon the amount of the opt-in fee IDEC shall pay in order to obtain the right to include such [*] Potential New Product as a New Product hereunder; such amount to be in any event [*] cost of such product attributable to rights in the United States. In determining such cost, the Parties shall take into consideration [*] in developing such product to such stage, including without limitation any [*]. If the Parties are unable to agree upon the amount of the opt-in fee for such [*] Potential New Product, either Party may, by written notice to the other, have such matter referred to an independent investment banker, mutually agreeable to both Parties, to determine the amount of such opt-in fee; such determination to be binding upon both Parties. Within ten (10) days following the Parties agreement upon, or the independent investment banker’s determination of, such opt-in fee, IDEC shall pay Genentech such amount. From and after the date of the payment of such fee, such Potential New Product shall be deemed a New Product under this Agreement, and:

(1) IDEC shall have the right to participate with Genentech with respect to such product in the United States [*]; or

(2) to the extent that Genentech was able at the time of Genentech’s [*] in the development and commercialization activities with [*] participate in the development and commercialization [*].

Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that, with respect to [*] Potential New Products for which IDEC has timely opted-in and paid the opt-in fee hereunder, Genentech is under no obligation under this Agreement to offer or grant to IDEC any rights to such [*] Potential New Products outside the United States, or make any payments to IDEC with respect to Genentech’s development and commercialization of such [*] Potential New Products outside the United States.

Failure by IDEC under this Section 2.5(b) to provide a timely election notice or to timely pay the opt-in fee, or rejection by IDEC of a independent investment banker’s determination of the amount of the opt-in fee (when provided in the manner set forth above with respect to [*] Potential New Products), will be deemed to be an election not to participate in such Potential New Product (and following any such failure or rejection, Genentech shall (except as provided in Section 2.5(c) with respect to Genentech Potential New Products) have no further obligation to offer such Potential New Product to IDEC and IDEC shall have no further rights under this Agreement with respect to such Potential New Product).

(c) [*]. With respect to each Genentech Potential New Product for which IDEC was provided the opportunity to opt-in pursuant to Section 2.5(a) before the same shall have [*] and for which IDEC pursuant to Section 2.5(b) timely elected to not opt-in (but not including a failure to elect to opt-in), promptly following [*] for such Genentech Potential New Product, Genentech shall provide IDEC with [*] data package for such Genentech Potential New Product that summarizes the clinical data and the proposed Development Plan going forward, including proposed clinical study designs, timelines and program costs. IDEC shall have sixty (60) days from the date of Genentech's notice to IDEC of such development assessment package to provide written notice to Genentech that it elects to participate in the development and commercialization of such Genentech Potential New Product. Within ten (10) days following an election to participate in such Genentech Potential New Product, IDEC shall pay Genentech the opt-in fee set forth in Section 7.1(b)(iv). From and after the date of the payment of such fee, such Genentech Potential New Product shall be deemed a New Product under this Agreement, and the Parties shall [*] New Product as provided herein. Failure by IDEC under this Section 2.5(c) to provide a timely election notice or to timely pay the opt-in fee will be deemed to be an election not to participate in such Genentech Potential New Product, and following any such failure, Genentech shall have no further obligation to offer such Genentech Potential New Product to IDEC and IDEC shall have no further rights under this Agreement with respect to such Genentech Potential New Product.

2.6 IDEC Right of Negotiation for Third Party Anti-CD20 Products.

(a) Right of Negotiation. If Genentech decides to seek a license to develop and/or commercialize a Third Party Anti-CD20 Product, Genentech shall promptly notify IDEC of such decision in writing (such occurrence to “seek a license” shall be deemed to have occurred no later than the date that [*]. IDEC shall have thirty (30) days to elect in writing to participate in negotiations, and a failure to timely so elect shall be deemed a decision not to participate in such negotiations (and following any such failure, Genentech shall have no further obligation to offer such Third Party Anti-CD20 Product to IDEC and IDEC shall have no further rights under this Agreement with respect to such Third Party Anti-CD20 Product). In the event that IDEC timely notifies Genentech of its desire to participate in such negotiations, then for a period of ninety (90) days, Genentech and IDEC shall use good faith efforts to agree upon terms with the Third Party for a license to such Third Party Anti-CD20 Product that includes the participation of IDEC and Genentech, vis-à-vis each other, in the United States [*] provided, at Genentech’s reasonable discretion, Genentech may choose to negotiate with such Third Party alone (but to the extent reasonably possible, on terms and conditions reasonably acceptable to IDEC). In the event that IDEC and Genentech have not agreed upon terms with such Third Party within ninety (90) days of IDEC’s election to participate, or if the Parties have not entered into a definitive agreement with such Third Party within one hundred and eighty (180) days of IDEC’s election to participate, then Genentech may enter into a definitive agreement on its own and at its sole discretion with such Third Party for such Third Party Anti-CD20 Product; provided, Genentech will use its commercially reasonable and diligent efforts to obtain the right for IDEC to participate with Genentech with respect to such product in the United States.

(b) Third Party Anti-CD20 Product In-licensed After the Restated Effective Date.

(i) Notice. If, following IDEC’s timely notification to Genentech pursuant to Section 2.6(a) to participate in negotiations with a Third Party for a Third Party Anti-CD20 Product, Genentech enters into a definitive agreement with such Third Party for such Third Party Anti-CD20 Product without IDEC, then Genentech shall promptly notify IDEC of the existence of such definitive agreement and provide IDEC with a summary of the terms, including any data package provided by such Third Party to Genentech, under which IDEC may participate with Genentech in the United States for such Third Party Anti-CD20 Product (such terms, vis-à-vis each other, other than the amount of the opt-in fee to be paid by IDEC to Genentech pursuant to this Section 2.6(b), to the extent reasonably possible under such Third Party agreement, to be on [*].

(ii) Opt-in Fee. The opt-in fee under Section 2.6(b)(i) above, to be determined by Genentech [*] shall be based on the terms of the agreement with such Third Party attributable to rights in the United States, and shall be intended to compensate Genentech for [*] of Genentech’s costs in acquiring the rights in the United States to such product under such agreement with such Third Party [*]. The Parties shall seek to agree on the amount of such opt-in fee, and to the extent the Parties are unable to agree within a twenty (20) day period, such dispute shall be subject to Section 17.2.

(c) Third Party Anti-CD20 Product In-licensed Prior to the Restated Effective Date.

(i) Notice. With respect to any Third Party Anti-CD20 Products for which Genentech obtained a license to develop and commercialize such product from a Third Party prior to the Restated Effective Date, within thirty (30) days of the date that Genentech’s PPC makes a formal decision, as recorded in the minutes of the relevant PPC meeting, [*] Genentech shall provide IDEC with the same development assessment package that was provided to the PPC as the basis of its [*]

including a summary of the terms of the license from such Third Party under which IDEC may participate with Genentech in the United States for such Third Party Anti-CD20 Product, (such terms, other than the amount of the opt-in fee to be paid by IDEC to Genentech pursuant to this Section 2.6(c)(i), to the extent reasonably possible under such Third Party agreement, to be on [*] Without limiting the foregoing, such development assessment package shall include a summary of the preclinical data and the proposed Development Plan including proposed clinical study designs, manufacturing cost estimates, timelines, program cost, target product profile(s), and market forecast, and any data package provided by such Third Party to Genentech.

(ii) Opt-in Fee. The opt-in fee under Section 2.6(c)(i) above, to be determined by Genentech [*] shall be [*] cost of such product attributable to rights in the United States[*]. The Parties shall seek to agree on the amount of such opt-in fee, and to the extent the Parties are unable to agree within a twenty (20) day period, such dispute shall be subject to Section 17.2.

(d) Election. IDEC shall have thirty (30) days from the date of Genentech’s notice under Section 2.6(b)(i) or 2.6(c)(i) above to elect in writing to participate with Genentech on such terms under such definitive agreement, including without limitation the opt-in fee (and to the extent the amount of the opt-in fee is not agreed upon at the time of such election, the amount of the opt-in fee as determined by the arbitration panel under Section 17.2; such amount to be paid upon the earlier of agreement by the Parties on such amount, or final determination by such arbitration panel of such amount), and a failure to so elect shall be deemed a decision not to participate with Genentech with respect to such Third Party Anti-CD20 Product, and following any such failure, Genentech shall have no further obligation to offer such Third Party Anti-CD20 Product to IDEC and IDEC shall have no further rights under this Agreement with respect to such Third Party Anti-CD20 Product.

(e) Any agreement which IDEC and Genentech enter into under this Section 2.6 to develop and commercialize a Third Party Anti-CD20 Product in the United States shall provide for licenses from each Party to the other Party necessary to develop and commercialize such product under such agreement; such licenses, to the extent permissible under the terms of the license from such related Third Party, to be commensurate in scope with the licenses granted under Section 9.2.

(f) Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that Genentech is under no obligation to offer or grant to IDEC any rights to any Third Party Anti-CD20 Product outside the United States, or make any payments to IDEC with respect to Genentech’s development and commercialization of any Third Party Anti-CD20 Product outside the United States.

(g) Genentech represents and warrants that, to the best of its knowledge, it has not, prior to the Restated Effective Date initiated clinical development with (i) any proteins or peptides that meet the definition of Potential New Products (other than G2H7), or (ii) any Third Party Anti-CD20 Product for which Genentech obtained a license to develop and commercialize such product from a Third Party prior to the Restated Effective Date, in each case as recorded in the minutes of its PPC.

2.7 Development Costs for New Products. Unless otherwise agreed in writing by the Parties, from and after the Restated Effective Date, and notwithstanding a Party’s share in Operating Profits (or Losses), all Development Costs for New Products for development or marketing in the

Co-Promotion Territory shall be shared by the Parties[*] by Genentech and [*] by IDEC until [*] After [*] the Parties will share in the Development Costs for Franchise Products for development or marketing in the Co-Promotion Territory commensurate with the profit/loss sharing relationship specified in Section A.9.3 and the guidelines for charging costs specified in Section A.11 of Exhibit A for such products. Genentech shall bear [*] Development Costs for New Products for development or marketing in the Licensed Territory, unless otherwise agreed in writing by the Parties.

ARTICLE 3.
MANAGEMENT OF THE COLLABORATION

3.1 Management Committee.

(a) Within thirty (30) days of the Original Effective Date, the Parties will establish a Management Committee to oversee and manage the collaboration in the Co-Promotion Territory contemplated by this Agreement. The Management Committee will be composed of three representatives appointed and replaced by IDEC and three representatives appointed and replaced by Genentech. All such representatives will be senior officers and/or managers of IDEC or Genentech. Either Party may replace any or all of its representatives at any time upon prior written notice to the other Party. The Management Committee will meet at least once each calendar quarter, or more frequently, as agreed by the Management Committee, and will operate by consensus, except as expressly set forth herein. If the Management Committee is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Article 17 below.

(b) The Management Committee shall perform the following functions:

(i) determine the overall strategy for the collaboration in the manner contemplated by this Agreement, including without limitation, overseeing and determining the strategy for the coordination, development and commercialization of Licensed Products and New Products so as to maximize the Operating Profits of all Franchise Products;

(ii) coordinate the activities of the Parties hereunder;

(iii) establish a governance structure for the collaboration including overseeing the establishment and organization of one or more Operating Committees, or other structure to implement this Agreement. The establishment of certain Operating Committees is provided for in Sections 3.2, 3.3 and 3.4 of this Agreement. Each Operating Committee contemplated by this Agreement shall be subordinate to the Management Committee. If any Operating Committee contemplated by this Agreement is not constituted or continued, any reference to such Committee in this Agreement shall be deemed to be a reference to the Management Committee or such other committees or structures to which the Management Committee may delegate responsibility;

(iv) settle disputes or disagreements that are unresolved by an Operating Committee unless otherwise indicated in this Agreement; and

(v) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

3.2 Joint Development Committee.

(a) Within thirty (30) days of the Original Effective Date, the Parties will establish the Joint Development Committee to oversee and control all development of Franchise Products in the Co-Promotion Territory, in the Field, including pre-clinical research, clinical research, manufacturing, regulatory filings and post-approval development studies. The JDC will be composed of three representatives appointed by each of IDEC and Genentech. Each representative will have one vote on all matters within the JDC's purview. Such representatives will include individuals with expertise and responsibilities in the areas of preclinical development, clinical development, process sciences, manufacturing or regulatory affairs. Either Party may replace any or all of its representatives at any time upon written notice to the other Party. The JDC will meet at least once each calendar quarter, or more frequently, as agreed by the JDC. The JDC will operate by consensus, except as expressly set forth herein. If the JDC is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Article 17 below.

(b) The JDC shall coordinate, expedite and guide the development of Franchise Products, including review and approval of Development Plans for New Products, to obtain Regulatory Approvals in the Co-Promotion Territory, and in a manner consistent with maximizing the Operating Profits for all Franchise Products, as set forth in Article 4. The JDC will update the Development Plans from time to time as it deems necessary.

(c) The JDC shall also be the forum for exchange of information on Genentech's substantive development of Franchise Products in the Licensed Territory, unless an IDEC representative is permitted to attend meetings of a Genentech development committee as set forth in Section 6.4. While the IDEC representatives may comment on such development, Genentech shall have the final say.

(d) If any Genentech European development partner so requests, IDEC will consider in good faith allowing a representative of such partner to attend the JDC meetings.

(e) The term of the JDC will be determined by the Management Committee.

3.3 Joint Commercialization Committee.

(a) Within thirty (30) days of the Original Effective Date, the Parties will establish the Joint Commercialization Committee. When established, the JCC shall be composed of two representatives appointed by each of IDEC and Genentech. Either Party may replace any or all of its representatives at any time upon prior written notice to the other Party. The JCC will be an operational committee made up of individuals with expertise and responsibilities in the areas of product development and marketing, sales management or market research. The JCC will meet on a quarterly basis, except that from submission of a BLA for a Franchise Product in the Co-Promotion Territory until the end of the second year of sales for such Franchise Product in the Co-

Promotion Territory, the JCC shall meet more frequently in order to prepare for and oversee the launch of such Franchise Product. The JCC will operate by consensus, except as expressly set forth herein. Each representative will have one vote. If the JCC is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Section 17.1.

(b) The purposes of the JCC shall be to (i) monitor, review and approve commercialization plans with regard to the commercialization of Franchise Products in the Co-Promotion Territory, including, in accordance with Section 5.4, top-line annual marketing and sales budgets (as described in Section A.1(a) of Exhibit A), annual forecasts of sales and production requirements, the annual marketing plan, broad product positioning, initial product pricing, and Phase IV clinical strategy (e.g. overall plans for investigator sponsored trials and publication studies) as well as (ii) select trademarks for Franchise Products.

(c) The JCC shall have no involvement in the commercialization of Licensed Products in the Licensed Territory, which shall be solely the responsibility of Genentech at its expense.

(d) The term of the JCC will be determined by the Management Committee.

3.4 Joint Finance Committee.

(a) Within thirty (30) days of the Original Effective Date, the Parties will establish the Joint Finance Committee to be composed of two representatives appointed by each of IDEC and Genentech. Either Party may replace any or all of its representatives at any time upon prior written notice to the other Party. Such representatives will include individuals with expertise and responsibilities in the areas of accounting, cost allocation, budgeting and financial reporting. The JFC will operate by consensus, except as expressly set forth herein. If the JFC is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Article 17.

(b) The JFC shall operate under the direction of the Management Committee to provide services to and consult with the JDC and the JCC in order to address the financial, budgetary and accounting issues which arise in connection with the Development Plans and updates thereto as described in Exhibit A, as well as commercialization plans and updates thereto.

(c) The JFC shall have no involvement in the development of Licensed Products in the Licensed Territory, which shall be the responsibility of Genentech, subject to the terms and conditions of this Agreement.

(d) The JFC will cease operating and have no further function hereunder on the date on which the Parties are no longer sharing Operating Profits or Losses with respect to any Franchise Product in the Co-Promotion Territory.

3.5 Collaboration Co-Chairpersons. Within sixty (60) days of the Restated Effective Date, each Party shall designate a Collaboration Co-Chairperson. Each such Collaboration Co-Chairperson shall be a vice president, unless otherwise agreed, and shall serve as a member or an ex-officio member of the Management Committee and each Operating Committee and shall be responsible (together, or as the Collaboration Co-Chairpersons may elect to divide responsibilities) to set the agenda of, call and take minutes of meetings of each Committee. In the event of any reasonable dispute between the Collaboration Co-Chairpersons as to any matter to include in the agenda of a meeting, such matter shall by default be included in the agenda.

ARTICLE 4.
DEVELOPMENT IN THE CO-PROMOTION TERRITORY

4.1 Development Efforts for C2B8. IDEC and Genentech each agree to collaborate diligently in the development of C2B8 in the Field and to use commercially reasonable and diligent efforts to develop and bring C2B8 to market in the Field as soon as practicable. The Parties further agree to execute and substantially perform the Development Plan for C2B8 and to cooperate with the other in carrying out such Development Plan. Upon the entry of New Products into the development pipeline in accordance with Section 2.4 or 2.5, it is anticipated that the parties may elect to develop and commercialize one or more such New Product(s) in a manner that might adversely affect the development and/or commercialization of C2B8, but in any event such efforts shall be directed towards maximizing the Operating Profits of the Franchise Products in the aggregate. As used in this Agreement, the term commercially reasonable and diligent efforts will mean those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size by the Party in question.

4.2 Drug Approval Applications for C2B8. Consistent with the Development Plan, IDEC (or Genentech, if appropriate) shall file Drug Approval Applications and seek Regulatory Approvals for C2B8 in the Co-Promotion Territory. Prior to submitting any Drug Approval Application, the Parties, through the JDC, shall consult, cooperate in preparing and mutually agree on such Applications and their content and scope. Each Party shall own all regulatory submissions including all Drug Approval Applications for C2B8 that such Party files in the Co-Promotion Territory. The Parties will endeavor to include on all package labels and inserts for C2B8 sold in the Co-Promotion Territory, where appropriate (i.e., to the extent such materials identify or otherwise make reference to either of the Parties), the names and logos of each of IDEC and Genentech with equal prominence, to the extent permitted by the applicable regulatory authorities.

4.3. Development Efforts for New Products. IDEC and Genentech each agree to collaborate diligently in the development of New Products in the Co-Promotion Territory in the Field and to use commercially reasonable and diligent efforts to develop and bring each New Product to market in the Co-Promotion Territory in the Field as soon as practicable so as to maximize the potential Operating Profits as to Franchise Products in the aggregate in the Co-Promotion Territory. The Parties further agree to execute and substantially perform the Development Plan for each New Product and to cooperate with the other in carrying out each such Development Plan.

4.4 Drug Approval Applications for New Products. Consistent with the Development Plans for New Products, unless otherwise agreed in writing, Genentech shall file Drug Approval Applications and seek Regulatory Approvals for New Products in the Co-

Promotion Territory. Prior to submitting any Drug Approval Application, the Parties, through the JDC, shall consult, cooperate in preparing and mutually agree upon such Application and its content and scope. Each Party shall own all regulatory submissions including all Drug Approval Applications for New Products that such Party files in the Co-Promotion Territory. The Parties will endeavor to include on all package labels and inserts for New Products sold in the Co-Promotion Territory, when appropriate (i.e., to the extent such materials identify or otherwise make reference to either of the Parties), the names and logos of each of IDEC and Genentech with equal prominence, to the extent permitted by the applicable regulatory authorities.

4.5 Development Activities for Franchise Products. With regard to the development of New Products, including, without limitation, G2H7, and with regard to all Franchise Products (including, without limitation, C2B8) [*] Genentech will be responsible for proposing strategic plans (including plans to initiate a company sponsored trial), as well as Development Plans, for such Franchise Products. Such Development Plans shall include, where appropriate and without limitation, clinical development plans, timelines, and overall budgets (consisting of aggregate estimated annual expenditures and top line expenses for clinical development) for such Franchise Products. Such strategic plans and Development Plans and other materials shall be delivered to the JDC for review and approval by unanimous consent. Once a Development Plan has been approved by the JDC, Genentech shall be responsible for implementing such Development Plans, except to the extent that the JDC allocates particular activities, by unanimous consent, to IDEC. In addition, and notwithstanding the dispute resolution provisions of Sections 3.1 through 3.4, with regard to the development of New Products, including without limitation G2H7, and with regard to all Franchise Products (including without limitation C2B8) [*] Genentech shall have final decision-making control over the implementation of each such Development Plan, including without limitation, clinical development, provided, however, that Genentech shall not have the right to (i) exceed the annual aggregate budget approved with a Development Plan [*] without the unanimous approval of the JDC, (ii) assign tasks to IDEC that were not otherwise approved by unanimous consent of the JDC, or (iii) materially amend a Development Plan without the unanimous approval of the JDC. For the avoidance of doubt, it is understood and agreed that Genentech’s implementation of a Development Plan shall not be deemed a material amendment to such Development Plan, unless such implementation would (x) materially modify the strategic direction agreed upon by the Parties thereunder, or (y) result in an agreed upon timeline thereunder being [*].

4.6 Clinical Trials Not Approved by the JDC. In the event that Genentech proposes a particular clinical trial as part of a Development Plan (other than a clinical trial proposed for C2B8 prior to the First New Product FDA Approval ) and such trial is not approved by the JDC within thirty (30) days of the date that such trial was proposed to the JDC (or in the event such trial was proposed to the JDC other than at a meeting of the JDC, within thirty (30) days of the date that the JDC first meets (whether in person or by teleconference) following the date such trial was proposed to the JDC), then Genentech shall have the right to conduct such trial at its own expense. During such thirty (30) day period, Genentech shall timely provide all information reasonably requested by any member of the JDC that would be material to making a determination as whether such proposed clinical trial should be approved. If in such circumstance, Genentech elects to conduct such trial within a reasonable period of time thereafter, and such trial meets all of its primary endpoints, then IDEC shall reimburse Genentech for [*] of the Development Costs related to such trial that IDEC would otherwise have been responsible for if the JDC had approved such trial (i.e[*] total Development Costs).

ARTICLE 5.
COMMERCIALIZATION IN THE CO-PROMOTION TERRITORY

5.1 Commercialization Efforts

(a) Commercialization Efforts for Licensed Products. IDEC and Genentech each agree to (i) collaborate diligently in the commercialization of C2B8 and (ii) use commercially reasonable and diligent efforts to commercialize C2B8 promptly and in such a manner as to maximize Operating Profits as to Franchise Products in the aggregate in the Co-Promotion Territory. The Parties agree that Genentech will play the primary role and IDEC the secondary role in all sales, marketing and product launch activities and tactical execution of marketing and sales promotional programs in the Co-Promotion Territory. The Parties shall be guided by a standard of reasonableness in economic terms and of fairness to each of the Parties, striving to balance as best they can the legitimate interests and concerns of the Parties and to realize the economic potential of C2B8.

(b) Commercialization Efforts for New Products. IDEC and Genentech each agree to (i) collaborate diligently in the commercialization of New Products in the Co-Promotion Territory and (ii) use commercially reasonable and diligent efforts to commercialize New Products promptly and in such a manner as to maximize Operating Profits as to Franchise Products in the aggregate in the Co-Promotion Territory. The Parties agree that, as to New Products, Genentech will be responsible for all marketing and product launch activities and tactical execution of marketing and sales promotional programs in the Co-Promotion Territory. Genentech and IDEC shall deploy a co-promotion sales force according to section 5.2 below. The Parties shall be guided by a standard of reasonableness in economic terms and of fairness to each of the Parties, striving to balance as best they can the legitimate interests and concerns of the Parties and to realize the economic potential of New Products in the Co-Promotion Territory.

5.2 Sales Efforts in the Co-Promotion Territory.

(a) Although Genentech has the primary marketing role, IDEC shall have the right to deploy a co-promotion sales force in the Co-Promotion Territory; such IDEC sales force shall comprise [*] of Sales Representatives consistent with [*] between IDEC and Genentech, or as otherwise determined by the unanimous consent of the JCC. As of [*] such sales forces deployed by Genentech and/or IDEC shall be solely dedicated to selling (i) Franchise Products and (ii) products that are not Franchise Products [*]

(b) In addition, Genentech shall have the right, at its election, to [*] as follows:

(i)  Genentech shall provide written notice to IDEC of the specific date upon which [*] (such notice to be provided at least [*] .

(ii)  To the extent [*] and

(iii)  To the extent [*]

IDEC shall timely provide Genentech with invoices for any [*] incurred under this Section 5.2(b), and Genentech shall pay such invoices within sixty (60) days thereof. Genentech shall have the right to audit such invoiced[*] no more than once a calendar year, such audit to be conducted in accordance with Section A.6 of Exhibit A.
As used herein:
[*]

"IDEC Sales Force FTEs" means that number of additional incremental IDEC FTEs actually allocated by IDEC to its sales force in a given calendar year to convert a portion of such sales force to a sales force dedicated to selling [*] (“Y2B8”) (and to the extent IDEC elects to allocate any of such sales force dedicated to selling [*] to also selling non-Franchise Products [*] it is understood that [*] provided such FTE's shall not include that portion of any FTEs allocated by IDEC to selling [*] prior to the date of Genentech’s written notice to IDEC under Section 5.2(b)(i) above nor as of the Restated Effective Date;
"FTE" means the equivalent of a full-time employee (or [*] assigned to selling, supporting or overseeing the sale activity of [*] in the Co-Promotion Territory over a calendar year (including normal vacation, sick days and holidays), and in the case of less than a full-time employee (or [*] the portion of an FTE year devoted by an employee (or [*] to the [*] sales force shall be determined by dividing the number of days (or partial days) during any calendar year devoted by such employee (or [*] to the [*] sales force by the total number of working days of a full-time employee (or [*] during such calendar year; and
"FTE Rate" means [*] per FTE per calendar year.

(c) Unless the JCC shall otherwise unanimously agree: (i) each Party shall be entitled to assign its respective sales force to such markets and accounts as it shall determine in its reasonable discretion, and (ii) there shall be no prohibition on the sales forces of both Parties calling on any individual customer; provided in each case, such sales force shall conduct such activities in accordance with coordinated messages approved by the JCC.

(d) The Parties shall recover their Sales Costs in accordance with Exhibit A.

5.3 Sales and Distribution. Unless otherwise agreed in writing, Genentech shall have the sole responsibility with respect to the following:

(a) Booking sales for and distributing Franchise Products. If IDEC receives any orders for Franchise Products, it shall refer such orders to Genentech.

(b) Handling all returns of Franchise Products. If Franchise Products are returned to IDEC, it shall promptly be shipped to the facility responsible for shipment of Franchise Products in the country in question to the attention of the Returned Goods Department or another location as may be designated by Genentech.

(c) Handling all recalls of Franchise Products. IDEC will make available to Genentech, upon request, all of its pertinent records which Genentech may reasonably request to assist Genentech in effecting any recall.

(d) Handling all aspects of order processing, invoicing and collection, Franchise Products distribution, warehousing, inventory and receivables, and collection of data of sales to hospitals and other end users (e.g., DDD data).

(e) Handling all other customer service related functions.

5.4 Commercialization Plans and Materials.

(a) Marketing and Promotional Materials for Licensed Products. All marketing and promotional materials related to Licensed Products shall be prepared by Genentech, and all marketing and promotional strategies and campaigns shall be subject to review and approval by the JCC. Genentech shall be entitled to select any Third Parties involved in the preparation of such materials. With respect to written and visual promotional or educational materials, to the extent such materials identify or otherwise make reference to either of the Parties, IDEC and Genentech shall both be presented and described with equal prominence and emphasis as having joined and participated in the development and joint commercialization of Licensed Products, as permitted by the applicable laws and regulations of each country in which such materials are to be presented. All documentary information, promotional materials and oral presentations (where practical) regarding the detailing and promoting of Licensed Products shall maximize the brand equity of the products and state this arrangement and display, where appropriate (i.e., to the extent such materials identify or otherwise make reference to either of the Parties), the names and logos of each of IDEC and Genentech, with equal prominence.

(b) Commercialization Plans and Materials for Franchise Products. With regard to the commercialization of New Products, including without limitation G2H7, and with regard to all Franchise Products (including without limitation C2B8) [*] Genentech will be responsible for proposing strategic plans and strategies, as well as commercialization plans, for such Franchise Products. Such commercialization plans shall include, where appropriate and without limitation, life cycle plans, long range plans, three year brand plans, pricing strategies and Annual Commercial Operating Budgets for such Franchise Products. Such commercialization plans shall be delivered to the JCC for review and approval by unanimous consent (such delivery to take place upon completion of such plan or upon completion of an updated plan, as the case may be, regardless of when such completion occurs during the calendar year). Once a commercialization plan has been approved by the JCC, Genentech shall be responsible for implementing such commercialization plan, except to the extent that the JCC allocates particular activities, by unanimous consent, to IDEC. In addition, and notwithstanding the dispute resolution provisions of Sections 3.1 through 3.4, with regard to the commercialization of New Products, including without limitation G2H7, and with regard to all Franchise Products (including without limitation C2B8) [*] Genentech shall have final decision-making control over the implementation of each such commercialization plan, including without limitation, marketing and promotional activities and materials (e.g., medical education, medical information, public relations, investigator sponsored studies, publication planning, sales resource analysis and key opinion leader development), provided, however, that Genentech shall not have the right to (i) exceed (in the aggregate) the Annual Commercial Operating Budget approved with such commercialization plan by [*] without the unanimous approval of the JCC, (ii) assign tasks to IDEC that were not otherwise approved by unanimous consent of the JCC, (iii) assign an initial pricing for a Franchise Product, unless such initial pricing is within [*] of the current price for C2B8, or (iv) materially amend a commercialization plan without the unanimous approval of the JCC. For the avoidance of doubt, it is understood and agreed that Genentech’s implementation of a commercialization plan shall not be deemed a material amendment to such commercialization plan, unless such implementation would materially modify the strategic direction agreed upon by the Parties thereunder. All documentary information, promotional materials and oral presentations (where practical) regarding the detailing and promoting of New Products shall maximize the brand equity of the products and display, where appropriate (i.e., to the extent such materials identify or otherwise make reference to either of the Parties), the names and logos of each of IDEC and Genentech with equal prominence.

5.5 Training Program. Genentech shall develop training programs relating to Franchise Products for the sales forces of each respective Party and for any Third Parties engaged in selling or promotion, and shall assign responsibility to itself, IDEC or a Third Party for the preparation of materials and conduct of training. The Parties agree to utilize such training programs on an ongoing basis to assure a consistent, focused promotional strategy. The initial training as to any Franchise Product shall be carried out at a time which is mutually acceptable to the Parties, and which is prior to but reasonably near the date on which the first Regulatory Approval for such Franchise Product is expected in the Co-Promotion Territory. As additional members are added to the Parties' respective sales forces, training will be given to groups of the newly selected members.

ARTICLE 6.
DEVELOPMENT AND COMMERCIALIZATION IN LICENSED TERRITORY

6.1 Development Efforts. Genentech will use commercially reasonable and diligent efforts to develop C2B8, including pursuing preclinical development and clinical development of C2B8 and obtaining Regulatory Approvals therefor in all countries in the Licensed Territory, taking into account the scientific and commercial potential of C2B8, including, without limitation, each of the potential indications in the Field for C2B8. Within ninety (90) days of the Original Effective Date, Genentech agrees to provide IDEC with a written development strategy for C2B8 in the Licensed Territory indicating (i) whether Genentech will develop C2B8 alone or with a partner in Europe, (ii) the identity of its European partner (if any), and (iii) a list of clinical trials which Genentech would conduct for C2B8 approval in Europe assuming adequate quantities of C2B8 are available.

6.2 Marketing Efforts. Genentech will use commercially reasonable and diligent efforts to commercialize C2B8 in each country in which Regulatory Approval is granted, taking into account the scientific and commercial potential for C2B8, including without limitation each of the potential indications therefor.

6.3 Development Costs and Marketing Costs. Genentech shall bear all Development Costs and Marketing Costs for C2B8 for development or marketing in the Licensed Territory. Genentech shall have the sole responsibility for, and right to make all decisions regarding, all development and marketing activities in the Licensed Territory.

6.4 Cooperation on Development Efforts. To facilitate cooperation between the Parties on the worldwide development and marketing of C2B8, Genentech shall keep IDEC informed of all substantive development activities in the Licensed Territory, and agrees to use its good faith efforts to have an IDEC representative attend meetings of any development committee or similar body governing development activities of Licensed Products in the Licensed Territory. Genentech shall consider in good faith any comments made by such IDEC representative. The Parties agree that they will do nothing during C2B8 development activities to imperil early Regulatory Approvals in any country in any territory. Genentech further agrees that its European development plan for Licensed Products will not specify clinical trials on a time line that would delay or slow Regulatory Approval in the United States.

ARTICLE 7.
MILESTONES, PROFIT SHARING, ROYALTIES AND OTHER PAYMENTS

7.1 (a) Payments by Genentech upon Execution of Original Agreement. Genentech made the following payments to IDEC at the times set forth herein or in the operative agreement:

(i) [*] within 10 days of the Original Effective Date;

(ii) [*]; and

(iii) $5,000,000 to purchase shares of IDEC Preferred Stock as set forth in the Stock Purchase Agreement.

(b) Payment by IDEC upon Execution of this Agreement; Opt-in Fees. IDEC shall make the following payments to Genentech at the times set forth herein:

(i) [*] within 10 days of the Restated Effective Date;

(ii) [*] within 10 days of making an opt-in election pursuant to Section 2.5(b) for the first New Product other than G2H7 for which such an election is made, provided, however, that if a fee is paid under Section 7.1(b)(iv) before any fee is paid under this Section 7.1(b)(ii), then this Section 7.1(b)(ii) shall be deemed void ab initio and the word “second” in Section 7.1(b)(iii) shall be deemed changed to “first”;

(iii) [*] within 10 days of making an opt-in election pursuant to Section 2.5(b) for the second and each subsequent New Product other than G2H7 for which such an election is made.

(iv) [*] within 10 days of making an opt-in election pursuant to Section 2.5(c) for the first and each subsequent New Product other than G2H7 for which such an election is made.

7.2 Additional Equity Purchases. Genentech shall make certain additional equity purchases in accordance with the terms and conditions of the Stock Purchase Agreement.

7.3 Special Pre-Approval Debt or Equity Purchase. Genentech shall, at the election of IDEC, make an additional investment or loan in accordance with the terms and conditions of an Option Agreement of even date of the Original Effective Date between IDEC and Genentech (the "Option Agreement").

7.4 Milestone Payments. Subject to the terms of the equity purchases set forth in the Stock Purchase Agreement and the credit as provided in the Option Agreement, Genentech made or shall make the following payments to IDEC, within 30 days after the first achievement of each of the following milestones for C2B8:

MILESTONE Payment

(a) Upon Regulatory Approval in the United States [*]

(b) Upon Regulatory Approval in the First [*]
Major European Country

(c) Patent Milestone Event [*]

7.5 Share of Operating Profits or Losses. Upon the first Regulatory Approval in the United States, IDEC and Genentech shall share in Operating Profits or Losses from sales of Franchise Products in the Co-Promotion Territory as provided in Exhibit A.

7.6 Term of Operating Profits or Losses. The Parties shall share Operating Profits or Losses hereunder in the Co-Promotion Territory until the earlier of the date the Parties mutually agree to terminate the collaboration in the Co-Promotion Territory, or as provided in Section 15.2.

7.7 Royalties.

(a) Licensed Products. Genentech shall pay IDEC a royalty on Royalty-Bearing Sales of Licensed Products in the Licensed Territory as follows: (i) the royalty rate shall be [*]of Royalty-Bearing Sales in the Licensed Territory in any calendar year, and (ii) the royalty rate shall [*] of Royalty-Bearing Sales in the Licensed Territory in any calendar year.

(b) New Products. Genentech shall pay IDEC a [*] royalty on Royalty-Bearing Sales in the Licensed Territory of G2H7 and each other New Product; provided however, that no such royalty shall be due on any [*] Potential New Product that was deemed a New Product pursuant to Section 2.5(b)(ii), nor on any Third Party Anti-CD20 Product for which IDEC enters into a written agreement with Genentech pursuant to Section 2.6.

(c) Royalties owed to any Third Party on account of sales of Franchise Products in the Co-Promotion Territory will be charged against Co-Promotion Profits, except that IDEC will pay any payments owed to ML/MS Partners on account of any sales of Licensed Products in any territory.

(d) Genentech shall pay any Third Party royalties (except to ML/MS Partners) owed on account of sales of Franchise Product in the Licensed Territory, including royalties owed due to the manufacture of Franchise Products by Genentech or IDEC. Genentech shall receive a credit of [*] of the royalties it pays on account of the manufacture, use or sale of Licensed Products against royalties it owes to IDEC. Prior to the Original Effective Date , Genentech discussed with IDEC the significant Third Party royalties that it believed at such time would be payable on sales of Licensed Products. In addition, Genentech shall receive a credit of [*] of the royalties it pays on account of the manufacture, use or sale of New Products against royalties it owes to IDEC; provided, however that the royalty that would otherwise be due under Section 7.7(b) shall not be reduced below a [*] royalty.

(e) The Parties (i) shall, within ninety (90) days following the Original Effective Date, amend the Cabilly license dated December 7, 1993 between Genentech and IDEC (the "Cabilly License") to waive any royalties owed by IDEC to Genentech on manufacture, use or sale of Licensed Products covered by the Cabilly License in the Co-Promotion Territory, and (ii) to the extent IDEC would be obligated to pay royalties (if any) under the Cabilly License in order to manufacture, use or sell any New Products in the Co-Promotion Territory, Genentech agrees to amend such license to waive any such royalties; provided, however, that any payment Genentech must make to any Third Party on account of the development, manufacture, use or sale of Franchise Products covered by the patents included in the Cabilly License shall be included in Cost of Sales of such Franchise Products.

(f) If the Parties mutually agree to develop an anti-CD19 protein under this Agreement covered by a claim of a Patent included in the Cabilly License, Genentech will make available a license for CD19 antigens to Patents included in the Cabilly License as part of the commercial terms for the development of such product.

7.8 Royalty Payment Reports. Royalty payments under this Agreement shall be made to IDEC or its designee quarterly within sixty (60) days following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a report summarizing the Royalty-Bearing Sales during the relevant three-month period.

7.9 Term of Royalty Obligations.

(a) Genentech shall pay royalties hereunder with respect to Franchise Products in each country in the Licensed Territory for eleven (11) years from the date of first commercial sale of such Franchise Product in such country.

(b) Upon expiration of the royalty term for a Licensed Product in a country as described above, Genentech shall thereafter have an exclusive, fully paid-up, irrevocable license under the

IDEC Patents, IDEC Know-how and IDEC regulatory submissions to make, use, sell, offer for sale, have sold and import that Licensed Product in that country. Upon expiration of the royalty term for a New Product in a country as described above, Genentech shall thereafter have an non-exclusive, fully paid-up, irrevocable license under the IDEC Patents, IDEC Know-how and IDEC regulatory submissions to make, use, sell, offer for sale, have sold and import that New Product in that country.

7.10 Taxes. IDEC shall pay any and all taxes levied on account of, or measured exclusively by, any payment including royalties it receives under this Agreement. If laws or regulations require that taxes be withheld, Genentech will (i) deduct those taxes from the remittable royalty, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to IDEC within sixty (60) days following that payment.

7.11 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, at the election of Genentech, royalties accrued in that country shall be paid to IDEC in the country in local currency by deposit in a local bank designated by IDEC.

7.12 Foreign Exchange. For the purpose of computing Royalty-Bearing Sales for Franchise Products sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars in accordance with Genentech's customary and usual translation procedures consistently applied.

7.13 Payments to or Reports by Affiliates. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated by that Party as the appropriate recipient or reporting entity.

7.14 Sales By Sublicensees. In the event Genentech grants licenses or sublicenses to others to make or sell Franchise Products in the Licensed Territory, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its Royalty-Bearing Sales of such Franchise Products on the same basis as if such sales were Royalty-Bearing Sales by Genentech, and Genentech shall pay royalties to IDEC as if the Royalty-Bearing Sales of the licensee or sublicensee were Royalty-Bearing Sales of Genentech.

ARTICLE 8.
MANUFACTURE AND SUPPLY

8.1 Process Development, Manufacturing Approvals of C2B8. IDEC shall be responsible for, at its own expense, process development, scale-up, validation and FDA licensure of its existing C2B8-producing CHO cell line to the 2,750 liter fermenter scale. As soon as practicable after the Original Effective Date, IDEC will transfer to Genentech a re-amplified CHO C2B8-producing cell line, and, within 30 days of the Original Effective Date, transfer the technology to be licensed to Genentech under the terms and conditions of the Expression Technology License of even date herewith, and provide reasonable training of Genentech personnel as requested by Genentech necessary to allow Genentech to scale up C2B8 process with the re-amplified cell line. Immediately after receipt of IDEC's re-amplified CHO C2B8 producing cell line by Genentech, Genentech will begin work, at its own expense, on the scale-up of a re-amplified cell line in optimal growth media to produce C2B8 at commercial scale. If Genentech determines that such scale up is not commercially feasible, it will so notify the JDC. Upon the decision of the JDC to go forward, Genentech will, at its own expense, attempt to scale up another cell line selected by the JDC or the cell line used for 2,750 liter fermenter scale production. If Genentech has successfully scaled up a cell line to its commercial scale and IDEC is then manufacturing C2B8, Genentech will, at its own expense, transfer the optimized cell line and information sufficient to allow IDEC to manufacture C2B8 by essentially the same process used by Genentech except for the size of the fermentation vessel. If bridging or any other studies are required to permit the use or sale of C2B8 produced by Genentech by the optimized process, the costs of such clinical studies shall be paid by Genentech, but shall be charged against Operating Profits over the first three years after the first commercial sale of C2B8 produced by the optimized process. IDEC will otherwise be responsible, at its own expense, for all expenses incurred in obtaining Regulatory Approvals for the manufacturing process used to produce C2B8, except that Genentech, at its own expense, will pay the expenses incurred to receive FDA licensure of Genentech facilities. Notwithstanding anything to the contrary in this Section 8.1, costs incurred by either Party under this Section 8.1 after Regulatory Approval in the United States shall be charged to Operating Profits.

8.2 Manufacture and Supply of C2B8. IDEC shall, pursuant to a Supply Agreement to be entered into between the Parties prior to the date of the first submission of an application or registration for Regulatory Approval, supply all requirements for C2B8 in final vial form for commercial sale in all territories for the first two years after the first Regulatory Approval in the United States or Europe, whichever comes earlier (the "Initial Commercial Period"). The average annual Cost of Goods Sold of C2B8 packaged in final vial form during the Initial Commercial Period shall be the lower of (i) [*] or (ii) [*] IDEC may continue to supply, at its option, commercial requirements for C2B8 up to the capacity of its current manufacturing plant [*] in San Diego (the "Supply Option"). The Supply Option shall be exercised, if at all, by written notice on or before the date of the first Regulatory Approval including a good faith estimate of IDEC's planned production levels. If the parties determine that the FDA will not grant establishment licenses to two manufacturing facilities using different scales of production, then the parties will use best efforts to develop a manufacturing capacity plan by the first Regulatory Approval. Subsequent to the Initial Commercial Period, if both Parties are manufacturing Licensed Product at the same time, the Cost of Goods Sold for both Parties used for calculation of Operating Profits shall be the lower of Genentech's or IDEC's actual cost of Goods Sold for commercial production of C2B8 packaged in final vial form. After the Initial Commercial Period, Genentech shall manufacture all requirements of C2B8 for commercial sale in excess of that which IDEC has agreed to produce.

8.3 Transfer of Materials and Know-how for C2B8.

(a) IDEC shall on Genentech's request at any time transfer to, and fully enable Genentech with, the then most current version of all biological materials, know-how, reagents and expertise necessary for Genentech to undertake the manufacture of C2B8. IDEC shall periodically update biological materials and information related to C2B8 previously transferred to Genentech. All transfers of materials and information to Genentech shall be free of charge to Genentech; provided, however, IDEC's obligation to train Genentech personnel in the use of such material and information shall be limited to [*] person hours.

(b) At the time Genentech completes the commercialization scale-up described in Section 8.1, if IDEC continues to manufacture commercial quantities of C2B8, Genentech will transfer to, and fully enable IDEC with, the then most current version of all biological materials, know-how, reagents and expertise applicable to the actual manufacturing process in use by IDEC necessary for IDEC to undertake the manufacture of C2B8 provided that IDEC uses such biological materials, know-how, reagents and expertise solely to manufacture C2B8. Genentech's obligation to train IDEC personnel in the use of such materials or information shall be limited to [*] person hours.

(c) IDEC agrees to allow Genentech to audit, at its expense, any Regulatory Approval documentation in the possession of IDEC concerning products other than the Licensed Products to determine if such products utilize Genentech Patents or Genentech Know-how. Such audit(s) shall be conducted by an independent party to be mutually agreed upon by Genentech and IDEC, and shall be limited to one audit during any twelve month period.

8.4 Transfer Price of Products for C2B8. The transfer price for C2B8 supplied to Genentech for sale in the Licensed Territory will be the [*]. IDEC will invoice Genentech within 10 days after each shipment of C2B8 to the Licensed Territory on a shipment by shipment basis. Genentech shall pay each invoice within thirty (30) days of receipt of both of C2B8 and invoice.

8.5 Manufacture of C2B8 for Clinical Trials.

(a) IDEC will supply at no cost all quantities of C2B8 for pre-clinical studies and clinical trials in the Co-Promotion Territory directed toward obtaining the first Regulatory Approval in the Co-Promotion Territory.

(b) IDEC shall supply to Genentech, at IDEC's [*] until the beginning of the Initial Commercial Period and at [*] thereafter, all quantities of C2B8 for preclinical studies and clinical trials in the Licensed Territory or for expanded needs beyond those set forth in the original Development Plan.

8.6 Manufacture and Supply of Franchise Products (other than C2B8). Genentech shall be responsible, and have complete decision making control for all process development, scale-up, validation and FDA licensure for the manufacture of all Franchise Products (other than C2B8) in the Co-Promotion Territory, the cost of which shall be considered Development Costs pursuant to this Agreement. In addition, Genentech, either itself or through a third party manufacturer, shall be responsible for the manufacture and supply of clinical and commercial supply of New Products for the Co-Promotion Territory (Genentech shall use commercially reasonable and diligent efforts to maintain a reasonable Cost of Goods Sold for manufacture and supply of all Franchise Products).

8.7 Right of First Negotiation for Manufacture and Supply of Franchise Products in the Co-Promotion Territory. In the event Genentech decides to seek a Third Party (other than F. Hoffmann La Roche AG) to manufacture and supply a particular Franchise Product in the Co-Promotion Territory, Genentech shall promptly notify IDEC in writing. IDEC shall have thirty (30) days from the date of Genentech’s notice to IDEC to provide written notice to Genentech that it elects to negotiate with Genentech the rights under which it may manufacture and supply such Franchise Product in the Co-Promotion Territory, and a failure to timely so elect shall be deemed a decision not to negotiate for such rights. In the event that IDEC timely notifies Genentech of its desire to engage in such negotiations, then for a period of ninety (90) days, Genentech and IDEC shall use good faith efforts to agree upon terms under which IDEC would manufacture and supply such Franchise Product in the Co-Promotion Territory. In the event that IDEC and Genentech have not entered into a definitive agreement within ninety (90) days of IDEC’s election to negotiate, then Genentech shall be free to grant to any Third Party the right to manufacture and supply such Franchise Product in the Co-Promotion Territory on any terms that Genentech considers appropriate.

ARTICLE 9.
LICENSES

9.1 Licensed Products

(a) Licenses To Genentech Within The Field. IDEC grants to Genentech a worldwide license (including Asia, pursuant to the First Amendment) under the IDEC Patents and IDEC Know-how and IDEC regulatory submissions in the Field to develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products. Such license shall be co-exclusive with IDEC in the Co-Promotion Territory and exclusive even as to IDEC in the Licensed Territory.

(b) Nonexclusive License To IDEC. Genentech grants IDEC a nonexclusive license in the United States and Canada to use Genentech Know-how and Genentech Patents in the Field solely for the purposes of developing, manufacturing, having manufactured, using, selling, offering for sale, having sold and importing C2B8 and such additional Licensed Products as the Parties mutually agree to develop in the Co-Promotion Territory. IDEC covenants and agrees not to develop, make, have made, use, sell, offer for sale, have sold or import any product using any of the Genentech Know-how or Genentech Patents outside of the Field. If Genentech is sublicensing any Third Party patents under this grant, IDEC shall pay any royalties owed to any such Third Party on account of the manufacture, use or sale of any Licensed Products by IDEC. Genentech further grants to IDEC a co-exclusive (with Genentech) license to use Genentech regulatory submissions in the Field solely for the purposes of developing, manufacturing, having manufactured, using, selling, offering for sale, having sold and importing C2B8 and such additional Licensed Products as the Parties mutually agree to develop in the Co-Promotion Territory.

9.2 New Products

(a) Nonexclusive License to Genentech. IDEC grants to Genentech a worldwide, nonexclusive license under the IDEC Patents, IDEC Know-how and IDEC regulatory submissions in the Field to develop, make, have made, use, sell, offer for sale, have sold and import G2H7 and each other New Product.

(b) License to IDEC in the Co-Promotion Territory. Genentech grants to IDEC a co-exclusive (with Genentech) license under the Genentech Patents, Genentech NP

Patents, Genentech Know-how and Genentech regulatory submissions in the Field in the United States to develop, use, sell, offer for sale, have sold and import G2H7 and each other New Product. Genentech does not grant any license or rights to IDEC regarding development or commercialization of New Products outside the Field or outside of the United States, and nothing in this Agreement shall be construed as granting IDEC any license or right to control the development and/or commercialization of New Products outside the Field and outside the United States.

9.3 Sublicensing. Genentech may grant sublicenses to its rights under this Agreement with the prior written consent of IDEC, such consent not to be unreasonably withheld. IDEC hereby consents to such a sublicense to F. Hoffmann La Roche or any of its affiliates. Unless otherwise agreed, each sublicensee shall be subject to all of the obligations of Genentech hereunder applicable to that part of the territory being licensed.

9.4 Inclusion of Asia in the Licensed Territory. If a license in Asia becomes available on an exclusive basis with respect to C2B8, IDEC shall notify Genentech in writing. If such notification is prior to or on December 31, 1995, then Genentech shall pay IDEC [*] upon signing of an amendment to this Agreement to include such territory in the Licensed Territory. After December 31, 1995, Genentech shall have the option to include Asia in the Licensed Territory, if available, on sixty (60) days written notice, for the [*] license issue fee payable pursuant to this Section. IDEC agrees to use its best efforts within 90 days of the Original Effective Date to obtain at least a co-exclusive license for Genentech in the Asian territory. The consideration to IDEC for a co-exclusive license involving Genentech in the Asian territory shall not be less than [*] of which Genentech shall pay no more than [*]. If Asia is added to the Licensed Territory, it shall be subject to the same terms and conditions set forth in this Agreement, provided that Genentech shall have no obligation to make any additional payments with respect to such added Asian territory other than royalties as specified in this Agreement. Notwithstanding the foregoing provisions of this Section 9.4, the Parties acknowledge that Asia, pursuant to the First Amendment, is included within the Licensed Territory.

9.5 Shared Information. All of the information described in Section 14.1 below shall be deemed IDEC Know-how and Genentech Know-how for purposes of this Article 9 and the licenses granted herein.

9.6 Third Party Rights. In the event that IDEC or Genentech becomes aware of any Third Party rights that may be relevant to development, manufacture or commercialization of the Franchise Products in the Co-Promotion Territory, that Party shall promptly notify the other Party. To the extent that the Parties mutually agree that such rights are necessary to develop, manufacture or commercialize the Franchise Products in the Co-Promotion Territory, the Parties shall discuss an appropriate course of action to obtain a license to such rights in order to further the objectives of the Parties under this Agreement.

ARTICLE 10.
TRADEMARKS

10.1 (a) Product Trademarks for Licensed Products. All Licensed Products shall be sold in the Co--Promotion Territory under trademarks selected by the JCC and owned jointly by Genentech and IDEC in the Co-Promotion Territory and Licensed Territory. The JCC shall use best efforts to select a worldwide trademark. Each Party hereby grants the other a fully-paid co--exclusive license to use its trademarks in the Co-Promotion Territory for the Co-Promotion activities provided for in this Agreement. IDEC shall control preparation, prosecution and maintenance of applications related to such trademarks and the costs in the Co-Promotion Territory ("Trademark Costs") shall (i) prior to Regulatory Approval in the United States, be paid by IDEC, and (ii) after Regulatory Approval in the United States, be included in Other Operating Income/Expense pursuant to Exhibit A. Genentech shall control preparation, prosecution, maintenance and applications related to trademarks in the Licensed Territory and shall pay all costs incurred with respect thereto, and will notify IDEC if Genentech believes in good faith that sole ownership of the trademark in a particular country in the Licensed Territory is the best method to protect the trademark, in which case Genentech shall be the sole owner of such trademark.

(b) Trademarks for New Products. G2H7 and each other New Product shall be sold in the Co-Promotion Territory under trademarks selected by the JCC and owned jointly by Genentech and IDEC in the Co-Promotion Territory. The JCC shall use best efforts to select a worldwide trademark. Each Party hereby grants the other a fully-paid co-exclusive license to use its trademarks in the Co-Promotion Territory for the Co-Promotion activities provided for in this Agreement. Genentech shall control preparation, prosecution and maintenance of applications related to such trademarks and the Trademark Costs associated with New Products in the Co-Promotion Territory shall be included in Other Operating Income/Expense pursuant to Exhibit A. Genentech shall solely own, and control preparation, prosecution, maintenance and applications related to such trademarks outside the United States and shall pay all costs incurred with respect thereto.

10.2 Infringement of Trademarks. Each Party shall notify the JCC promptly upon learning of any actual, alleged or threatened infringement of a trademark applicable to a Franchise Product (the "Trademark") in the Co-Promotion Territory or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Co--Promotion Territory. Upon learning of such offenses from a Party regarding a jointly owned Trademark, the JMC shall confer with the Parties regarding which Party and counsel should be assigned to defend the Trademark. The Party defending the Trademark shall take all reasonable and appropriate steps to protect, defend and maintain the Trademark for use by the Parties in connection with the Franchise Product. Upon learning of such an offense from a Party regarding a Trademark owned solely by one of the Parties, and not provided for above in this Section, the JCC shall confer with the Parties regarding the defense of such Trademark. The decision whether and how to defend such a Trademark owned solely by one Party will rest with such Party.

10.3 Costs of Defense for Jointly Owned Trademark. All of the costs, expenses and legal fees in bringing, maintaining and prosecuting any action to maintain, protect or defend a jointly owned Trademark in the Co-Promotion Territory, and any recovery shall be included in the Other Operating Income/Expense. All of the costs, expenses and legal, fees in bringing, maintaining and prosecuting any action to maintain, protect or defend a Trademark in the Licensed Territory shall be paid by, and any recovery shall be paid to, Genentech.

ARTICLE 11.
CONFIDENTIALITY

11.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for seven (7) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other Party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or.

(e) was subsequently developed by the receiving Party without use of the Confidential Information as demonstrated by competent written records.

11.2 Authorized Disclosure. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article 11, Confidential Information to consultants and other Third Parties only for any purpose provided for in this Agreement. Nothing in this Article 11 shall restrict any Party from using for any purpose any Information developed by it during the course of the collaboration hereunder.

11.3 Survival. This Article 11 shall survive the termination or expiration of this Agreement for a period of seven (7) years.

11.4 Termination of Prior Agreement. This Agreement supersedes the Confidentiality Agreement between the Parties dated September 9, 1994. All Information exchanged between the Parties under that Agreement shall be deemed Confidential Information and shall be subject to the terms of this Article 11.

11.5 Publications. Prior to the end of Phase II Clinical Trials of each Franchise Product in the Co-Promotion Territory and subject to the applicable publication provisions of any Clinical Trial Agreements with investigators, the JDC with appropriate input from the JCC will determine the overall strategy for publication in support of such Franchise Product in the Co-Promotion Territory. Except as required by law, each Party agrees that it shall not publish or present the results of studies carried out as part of the collaboration without the approval of the JDC and the opportunity for prior review by the other Party. Each Party shall provide to the other the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) which relate to any Franchise Product at least thirty (30) days prior to their intended submission for publication and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given a reasonable period of time to seek patent protection for any material in such publication or presentation which it believes is patentable.

ARTICLE 12.
OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

12.1 Modified Definitions. For purposes of this Article 12, IDEC Patents, Genentech Patents and Genentech NP Patents shall not include Patents owned jointly by the Parties. "Joint Patents" shall mean Patents owned jointly by the Parties which cover the manufacture, use or sale of Franchise Products.

12.2 Ownership of Intellectual Property. IDEC shall own all inventions made under this Agreement solely by it or its employees. Genentech shall own all inventions made under this Agreement solely by its employees. All inventions made under this Agreement jointly by employees of IDEC and Genentech will be owned jointly by IDEC and Genentech and each Party shall retain full ownership under any Patents resulting therefrom, with full ownership rights in any field and subject to the licenses granted in Article 9, the right to sublicense without the consent of the other Party, without accounting. The laws of the United States with respect to joint ownership of inventions shall apply in all jurisdictions giving force and effect to this Agreement. The Parties shall jointly own Joint Know-how.

12.3 Disclosure of Patentable Inventions. In addition to the disclosures required under Article 14, each Party shall provide to the other, any written invention disclosure submitted to a Party's legal department in the normal course which discloses an invention made under this Agreement that is useful in the Field. Such invention disclosures shall be provided to the other Party within thirty (30) days after the Party commences preparation of a patent application based on such disclosure.

12.4 Coordination. The Parties intend to prosecute and manage IDEC Patents, Genentech Patents and Genentech NP Patents for the purpose of providing the broadest protection for Franchise Products. The Parties will share information and each Party will consider the views of the other Party with respect to the scope of claims and decisions regarding the prosecution and maintenance of such Patents as necessary to achieve such purpose.

12.5 Prosecution of Existing Patents.

(a) IDEC shall disclose to Genentech the complete texts of all IDEC Patents filed by IDEC prior to the Restated Effective Date which claim the manufacture, use or sale of Franchise Products as well as all information received concerning the institution or possible institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving an IDEC Patent anywhere in the Co-Promotion Territory or Licensed Territory. Genentech shall have the right to review all such IDEC Patents and all proceedings related thereto and make recommendations to IDEC concerning them and their conduct and IDEC shall consider in good faith for the Co-Promotion Territory and take into account for the Licensed Territory Genentech's reasonable comments related thereto. IDEC agrees to keep Genentech promptly and fully informed of the course of patent prosecution or other proceedings of such IDEC Patents including by providing Genentech with copies of substantive communications, search reports and third party observations submitted to or received from patent offices within the Co-Promotion Territory or Licensed Territory. Genentech shall provide such patent consultation to IDEC related to such IDEC Patents at no cost to IDEC. All reasonable costs that IDEC incurs after the Original Effective Date in filing, prosecuting and maintaining IDEC Patents in the Co-Promotion Territory shall be borne by IDEC until the date of Regulatory Approval and thereafter shall be charged to Other Operating Income/Expense. All such reasonable costs which IDEC will incur in the Licensed Territory shall be reimbursed by Genentech; provided, however, that Genentech shall have the right to determine which countries within the Licensed Territory in which to file, prosecute and maintain IDEC Patents. Genentech shall hold all information disclosed to it under this Article 12 as confidential subject to the provisions of Article 11 of this Agreement. Genentech shall have the right to assume responsibility for any IDEC Patent or any part of any such Patent which IDEC intends to abandon or otherwise cause or allow to be forfeited provided that the claims of such IDEC Patent covers Franchise Product or formulations, methods of manufacture or methods of use thereof.

(b) Genentech shall have the right, using in-house or outside legal counsel selected at Genentech's sole discretion, to prepare, file, prosecute, maintain and obtain extensions of Genentech Patents, Genentech NP Patents or Joint Patents filed prior to the Restated Effective Date in countries of Genentech's choice throughout the Licensed Territory and in such countries within the Co-Promotion Territory as agreed by the Parties with appropriate credit to IDEC representatives, including the naming of such parties as inventors where appropriate. Genentech shall bear the costs relating to such activities in the Licensed Territory at all times and in the Co-Promotion Territory until Regulatory Approval in the United States. Such costs in the Co-Promotion Territory after Regulatory Approval in the United States shall be included in Other Operating Income/Expense pursuant to Exhibit A. Genentech shall disclose to IDEC the complete text of, and shall use reasonable efforts to solicit IDEC's advice and review of the nature and text of, all Genentech Patents, Genentech NP Patents and Joint Patents and material prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and Genentech shall consider in good faith for the Co-Promotion Territory and take into account for the Licensed Territory IDEC's reasonable comments related thereto.

12.6 Prosecution of New Patents.

(a) Genentech shall have the first right, using in-house or outside legal counsel selected at Genentech's sole discretion, to prepare, file, prosecute, maintain and obtain extensions of Genentech Patents, Genentech NP Patents or Joint Patents filed after the Restated Effective Date in countries of Genentech's choice throughout the Licensed Territory and in such countries within the Co-Promotion Territory as agreed by the Parties with appropriate credit to IDEC representatives, including the naming of such parties as inventors where appropriate. Genentech shall bear the costs relating to such activities in the Licensed Territory at all times and in the Co-Promotion Territory until Regulatory Approval in the United States. Such costs in the Co-Promotion Territory after Regulatory Approval in the United States shall be included in Other Operating Income/Expense pursuant to Exhibit A. Genentech shall disclose to IDEC the complete text of, and shall use reasonable efforts to solicit IDEC's advice and review of the nature and text of, all Genentech Patents, Genentech NP Patents and Joint Patents and material prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and Genentech shall consider in good faith IDEC's reasonable comments related thereto.

(b) IDEC shall have the first right, using in-house or outside legal counsel selected at IDEC's sole discretion, to prepare, file, prosecute, maintain and obtain extensions of IDEC Patents filed after the Restated Effective Date in countries agreed to by the Parties within the Co-Promotion Territory and in countries of Genentech's choice within the Licensed Territory. IDEC shall disclose to Genentech the complete text of, and shall use reasonable efforts to solicit Genentech's advice and review of the nature and text of, such IDEC Patents and material prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and IDEC shall (i) in the Co-Promotion Territory consider in good faith Genentech's reasonable comments related thereto and (ii) in the Licensed Territory take into account Genentech's reasonable comments related thereto. All reasonable costs related to preparing, filing, prosecuting, maintaining and extending IDEC Patents shall be (i) prior to Regulatory Approval in the United States, paid by IDEC and (ii) after Regulatory Approval in the United States, included in Other Operating Income/Expense pursuant to Exhibit A for activities within the Co-Promotion Territory and reimbursed by Genentech to IDEC for activities within the Licensed Territory.

(c) If Genentech, prior or subsequent to filing any Genentech Patents, Genentech NP Patents or Joint Patents, elects not to file, prosecute or maintain such Patents or certain claims encompassed by such Patents, Genentech shall give IDEC notice thereof within a reasonable period prior to allowing such Patents or certain claims encompassed by such Patents to lapse or become abandoned or unenforceable, and IDEC shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain Patents or certain claims encompassed by such Patents that claim Franchise Products or formulations, methods of manufacture or methods of use thereof in countries of its choice throughout the world. If IDEC, prior or subsequent to filing IDEC Patents, elects not to file, prosecute or maintain such Patents or certain claims encompassed by such Patents that claim Franchise Products or formulations, methods of manufacture or methods of use thereof, IDEC shall give Genentech notice thereof within a reasonable period prior to allowing such Patents or certain claims encompassed by such Patents to lapse or become abandoned or unenforceable, and Genentech shall thereafter have the right, at its sole expense, to prepare, file prosecute and maintain such Patents or certain claims encompassed by such Patents in countries of its choice throughout the world.

(d) The Party filing Joint Patents shall do so in the name of and on behalf of both Genentech and IDEC. Each of IDEC and Genentech shall hold all information it presently knows or acquires under this Paragraph which is related to all such Patents as confidential subject to the provisions of Article 11 of this Agreement.

12.7 Waiver.

(a) IDEC on behalf of itself and its directors, employees, officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against Genentech, its officers, directors, employees, shareholders, agents, successors and assigns, which may arise in any way except as a result of Genentech's gross negligence, recklessness, or willful misconduct in performance of its rights or obligations under Section 12.5 or Section 12.6 of this Agreement.

(b) Genentech on behalf of itself and its directors, employees, officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against IDEC, its officers, directors, employees, shareholders, agents, successors and assigns, which may arise in any way except as a result of IDEC's gross negligence, recklessness, or willful misconduct in performance of its rights or obligations under Section 12.5 or Section 12.6 of this Agreement.

12.8 Further Assurances. Notwithstanding the provisions of Section 12.5 or Section 12.6 of this Agreement, each Party shall, at its own expense, provide reasonable assistance to the other Party to facilitate filing of all Patents covering inventions referred to in Section 12.2 of this Agreement and shall execute all documents deemed necessary or desirable therefor.

12.9 Initial Filings If Made Outside of the United States. The Parties agree to use reasonable efforts to ensure that any IDEC Patent, Genentech Patent, Genentech NP Patent or Joint Patent filed outside of the United States prior to a U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent U.S. filing and that the requisite foreign filing license will be obtained.

12.10 Patent Enforcement.

(a) Notice. In the event that IDEC or Genentech becomes aware of actual or threatened infringement of a patent related to Franchise Product, anywhere in the world, that Party shall promptly notify the other Party in writing.

(b) IDEC Patents. IDEC shall have the first right but not the obligation to bring an infringement action or file any other appropriate action or claim directly related to infringement of an IDEC Patent , wherein such infringement relates to Franchise Product, against any Third Party. The costs of patent enforcement and related recoveries associated with the Co-Promotion Territory incurred by IDEC shall be included in Other Operating Income/Expense. Such patent enforcement costs in the Licensed Territory shall be borne by IDEC. If IDEC does not commence a particular infringement action within ninety (90) days after it received such written notice, Genentech, after notifying IDEC in writing, shall be entitled to bring such infringement action or any other appropriate action or claim at its own expense. The Party conducting such action shall consider in good faith the other Party's comments on the conduct of such action. Recovery from any settlement or judgment from such action in the Licensed Territory shall go first to reimburse the expenses of the Parties and the remainder shall be shared by the Parties in proportion to their respective economic interests. In any event, IDEC and Genentech shall assist one another and reasonably cooperate in any such litigation at the other's request without expense to the requesting Party.

(c) Genentech Patents and Genentech NP Patents. Genentech shall have the first right but not the obligation to bring an infringement action or file any other appropriate action or claim directly related to infringement of a Genentech Patent or Genentech NP Patent, wherein such infringement relates to Franchise Product, against any Third Party. The costs of patent enforcement and related recoveries associated with the Co-Promotion Territory incurred by Genentech shall be charged to Other Operating Income/Expense. Such patent enforcement costs in the Licensed Territory shall be borne by Genentech. Recovery from any settlement or judgment from such action in the Licensed Territory shall go first to reimburse the expenses of the Parties and the remainder shall be shared by the Parties in proportion to their respective economic interests.

(d) Joint Patents. Upon notice of an alleged infringement of a Joint Patent, the Parties will discuss in good faith an appropriate course of action to further the objectives of the Parties under this Agreement.

12.11 Infringement Defense.

(a) Defense in the Co-Promotion Territory. If a Third Party asserts that a patent or other right owned by it is infringed by any Franchise Product in the Co-Promotion Territory, the JMC shall establish a plan for a common defense and select the Party responsible for managing such plan. The costs of any such action incurred by one or both of the Parties at the direction of the JMC (including the costs of any judgment, award, decree or settlement) will be chargeable to the collaboration as Other Operating Income/Expense pursuant to Exhibit A.

(b) Defense in the Licensed Territory. If a Third Party asserts that a patent or other right owned by it is infringed by any Franchise Product in the Licensed Territory, Genentech will be solely responsible for deciding how and whether to defend against any such assertions at its cost and expense. If Genentech is required to pay royalties to such Third Party as a result of such action, it will be entitled to deduct [*] of such royalties against royalties owing to IDEC under, but only to the extent permitted by, Section 7.7(d).

ARTICLE 13.
REPRESENTATIONS AND WARRANTIES

13.1 Representations and Warranties. Each of the Parties hereby represents and warrants, as of the Restated Effective Date, as follows:

(a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(b) Such Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective Patents and Know-how in the Field which would conflict with the rights granted to the other Party hereunder.

(c) Each Party represents and warrants that it has the right to grant the licenses granted herein.

(d) Except as set forth on Exhibit D of the Original Agreement, IDEC is not obligated under any agreement as of the Original Effective Date to pay any Third Party royalties with respect to C2B8

As used in this Section 13.1, “Patents” means IDEC Patent with respect to IDEC, and Genentech Patents and Genentech NP Patents with respect to Genentech; and “Know-how” means IDEC Know-how with respect to IDEC, and Genentech Know-how with respect to Genentech.

13.2 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

ARTICLE 14.
INFORMATION AND REPORTS

14.1 Information. Genentech and IDEC will disclose and make available to each other all preclinical, clinical, regulatory, commercial and other information, including without limitation all information relevant to the joint promotion of Franchise Products, developed by Genentech or IDEC concerning Franchise Products at any time during the term of this Agreement. Each Party will use commercially reasonable and diligent efforts to disclose to the other Party all significant information promptly after it is learned or its significance is appreciated. Each Party shall own and maintain its own database of clinical trial data accumulated from all clinical trials of Franchise Products for which it was responsible and of adverse drug event information for all Franchise Products. At the option of the requesting Party, such data shall be provided in a computer readable format by the providing Party, to the extent available, which shall also assist in the transfer and validation of such data to the receiving Party.

14.2 Complaints. Each Party shall maintain a record of all complaints it receives with respect to any Franchise Product. Each Party shall notify the other of any complaint received by it in sufficient detail and within five (5) business days after the event, and in any event in sufficient time to allow the responsible Party to comply with any and all regulatory requirements imposed upon it in any country.

14.3 Adverse Drug Events. The Parties recognize that the holder of a Drug Approval Application may be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. Information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, each Party agrees to:

(a) provide to the other for initial and/or periodic submission to government agencies significant information on the drug from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with the compound;

(b) in connection with investigational drugs, report to the other within three (3) days of the initial receipt of a report of any unexpected or serious experience with the drug, or sooner if required for either Party to comply with regulatory requirements; and

(c) in connection with marketed drugs, report to the other within five (5) business days of the initial receipt of a report of any adverse experience with the drug that is serious and unexpected or sooner if required for either Party to comply with regulatory requirements. Serious adverse experiences mean any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly, cancer, or overdose. An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the U.S. labeling for the drug. Each Party also agrees that if it contracts with a Third Party for research to be performed by such Third Party on the drug, that Party agrees to require such Third Party to report to contracting Party the information set forth in subparagraph (a), (b), and (c) above.

14.4 Records of Net Sales and Costs. Each Party will maintain complete and accurate records which are relevant to costs, expenses, sales and payments under this Agreement and such records shall be open during reasonable business hours for a period of three (3) years from creation of individual records for examination at the other Party's expense, and, with respect to the audit provisions of Section A.6.1 and A.6.2 of Exhibit A, such examination shall not be conducted more often than once each year by an independent public accountant selected by the other Party as described in A.6 of Exhibit A. Any records or accounting information received from the other

Party shall be Confidential Information for purposes of Article 11. Results of any such audit shall be provided to both Parties, subject to Article 11.

14.5 Publicity Review. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed upon on or before the Restated Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, IDEC and Genentech will jointly discuss and agree, based on the principles of this Section 14.5, on any statement to the public regarding this Agreement or any aspect of this Agreement subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. The principles to be observed by IDEC and Genentech in such public disclosures will be: accuracy, the requirements for confidentiality under Article 11, the advantage a competitor of IDEC or Genentech may gain from any public statements under this Section 14.5, and the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to IDEC and Genentech. The terms of this Agreement may also be disclosed to (i) government agencies where required by law, or (ii) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld, so long as such disclosure is made under a binder of confidentiality and so long as highly sensitive terms and conditions such as financial terms are extracted from the Agreement or not disclosed upon the request of the other Party.

ARTICLE 15.
TERM AND TERMINATION

15.1 Term. This Agreement, which shall commence as of the Restated Effective Date, shall continue the collaboration contemplated by the Parties under the Original Agreement, including the First Amendment and Second Amendment thereto, as modified hereby. The Parties have specifically provided elsewhere in this Agreement the term during which certain rights and obligations hereunder shall apply. Unless sooner terminated as provided herein and except as provided in Section 15.2 below, (a) the remaining provisions of this Agreement relating to activities in the Co-Promotion Territory shall continue in effect until the date on which the Parties are no longer entitled to receive a share of Operating Profits or Losses on any Franchise Product and (b) the remaining provisions of this Agreement relating to activities in the Licensed Territory shall continue in effect until the date on which Genentech is no longer required to pay a royalty on Royalty-Bearing Sales in the Licensed Territory. Those provisions shall govern the term of the rights and obligations specifically covered thereby. Upon the expiration, but not an earlier termination, of this Agreement, all licenses granted by either Party to the other Party hereunder shall become fully paid up and irrevocable.

15.2 Sale or Purchase of Co-Promotion Rights on Change of Control.

(a) Purchase Option with respect to all Franchise Products and Third Party Anti-CD20 Products. Genentech may, by written notice by certified mail, return receipt requested, to IDEC (the "Auction Notice"), indicate a single price (the "Auction Price") at which Genentech would be willing to purchase from IDEC all of the rights held by IDEC hereunder with respect to all Licensed Products in the Co-Promotion Territory (the "Purchase Option"). This right will be exercisable at any time if (i) a single stockholder or group of affiliated stockholders, other than Genentech or an Affiliate, who would be required to file a Schedule 13D under the Securities Exchange Act of 1934, as amended, acquires or obtains the right to acquire voting stock of IDEC so that its total holdings of such stock equal or exceed fifty percent (50%) of the then outstanding voting stock of IDEC, or (ii) a Third Party acquires or obtains the right to acquire all or substantially all of the assets of IDEC, in which case Genentech must exercise such right within ninety (90) days after the date on which such stockholder or group of stockholders passes the fifty percent (50%) threshold or the date of such acquisition. Either such event shall be referred to as a "Change of Control Event." IDEC shall promptly notify Genentech upon IDEC's receipt of written notice that such Change of Control Event will be occurring and shall use best efforts to ensure that such notice is given to Genentech at least ninety (90) days before the occurrence of such Change of Control Event. The Auction Price may be in the form of (i) cash, (ii) a royalty on sales of the Licensed Products in the Co-Promotion Territory or (iii) some combination of the foregoing. Concurrent with the initiation of an Auction Notice by Genentech under this Section 15.2, a royalty price (the "Royalty Price") at which Genentech will purchase from IDEC all of the rights held by IDEC hereunder with respect to all New Products (including G2H7), and Third Party Anti-CD20 Products for which IDEC entered into a written agreement with Genentech pursuant to Section 2.6 prior to such date, in the United States shall be set. The Royalty Price with respect to such New Products and Third Party Anti-CD20 Products shall be based on the [*] of such product at the time of Genentech's written notice to IDEC under this Section 15.2 as follows:

Stage of Product	Royalty Price
Prior to completion of the initial Phase II Clinical Trial(s) for the product:

Compensation equivalent to [*] of such product in the United States; provided, IDEC (or its successor) timely reimburses Genentech, on a calendar quarter basis, [*] of its Development Costs for developing or marketing such product in the Co-Promotion Territory through [*] for such product. Genentech shall timely provide IDEC (or its successor) with quarterly invoices for Development Costs incurred under this section, and IDEC (or its successor) shall pay such invoices within sixty (60) days thereof. IDEC (or its successor) shall have the right to audit such invoices no more than once a calendar year, such audit to be conducted as provided in accordance with Section 15.2(c)(iii).

After completion of the [*] for the product, but prior to [*] of such product:	Compensation equivalent to [*] of such product in the United States.
After [*] of the product:

With respect to such New Products, compensation to IDEC or payment by IDEC to Genentech equivalent to [*] for such New Product in the United States, and

With respect to such Third Party Anti-CD20 Products, compensation to IDEC or payment by IDEC to Genentech equivalent to the amount otherwise specified to be paid on such product in the United States [*] as established pursuant to the provisions of Section 2.6.

It is understood and agreed that Genentech shall only be required to make Royalty Price payments on such New Products or Third Party Anti-CD20 Products (which were opted in by IDEC pursuant to Section 2.6 prior to the Auction Notice) which were under development pursuant to an approved or proposed Development Plan or being commercially sold at the time of such Auction Notice, and that subsequent development of any products incorporating any protein or peptide, other than the proteins or peptides that were incorporated into such New Products or Third Party Anti-CD20 Products, shall not be subject to such Royalty Price payments.

(b) Sales Option with respect to all Licensed Products. Within thirty (30) days of receipt of the Auction Notice, IDEC shall notify Genentech in writing whether it elects to accept the Auction Price for its rights with respect to all Licensed Products or pay Genentech the Profit Sharing Ratio times the Auction Price for such Licensed Products (where "the Profit Sharing Ratio" [*] to purchase all of the rights held by Genentech hereunder with respect to Licensed Products in the Co-Promotion Territory (the "Sales Option"); provided, however, if IDEC does not notify Genentech of its election within such period, IDEC shall be deemed to have sold its rights hereunder with respect to the Licensed Products in the Co-Promotion Territory at the Auction Price under the Purchase Option. If Genentech has not received a response within twenty (20) days after Genentech sends its initial notice hereunder, Genentech shall on the twentieth (20th) day after sending such initial notice, deliver a second notice by certified mail, return receipt requested. For the avoidance of doubt, it is understood and agreed that IDEC shall have no right under this Agreement to purchase any of the rights held by Genentech hereunder with respect to New Products, and/or Third Party Anti-CD20 Products for which IDEC entered into a written agreement with Genentech pursuant to Section 2.6 prior to such date.

(c) On that date which is thirty (30) days after receipt of the Auction Notice:

(i) all rights held by IDEC (including any successor in interest) under Section 2.5 and 2.6, other than with respect to New Products and/or Third Party Anti-CD20-Products for which IDEC entered into a written agreement with Genentech pursuant to Section 2.6 prior to such date, shall terminate;

(ii) all rights held by IDEC (including any successor in interest) hereunder with respect to New Products in the United States, and Third Party Anti-CD20 Products for which IDEC entered into a written agreement with Genentech pursuant to Section 2.6 prior to such date, including the right to receive further payments from Genentech shall terminate and Genentech shall thereafter pay IDEC the Royalty Price for each such product in the United States, without offset of any kind; such obligation to continue, on a product-by-product basis, for eleven (11) years from the date of first commercial sale of such product in the United States (for avoidance of doubt, a sale for “compassionate use” shall not be deemed a first commercial sale);

(iii) Genentech or its designee shall make its Royalty Price payments to IDEC or its designee quarterly within sixty (60) days following the end of each calendar quarter for which such payments are due. Each Royalty Price payment shall be accompanied by a report summarizing the Net Sales or Operating Profits (or Losses), as applicable, for such New Product or Third Party Anti-CD20 Product, during the relevant calendar quarter. IDEC shall have the right, upon written notice to Genentech, and not more often than once each calendar year, to have an independent accounting firm, selected by IDEC and reasonably approved by Genentech, inspect Genentech's books of accounts for the sole purpose of verifying the correctness of calculations or such costs, expenses or payments made under this Section 15.2 with respect to sales of such products. Such audits will be conducted at the expense of IDEC; provided, however, that if the audit results in an adjustment of greater than [*] or Operating Profits (or Losses), as applicable, in any period, the cost of the audit will be borne by Genentech. Audit results will be shared with both Parties. Audits are limited to results in the two (2) years prior to audit notification;

(iv) if the Purchase Option was elected (or deemed to be elected) pursuant to Section 15.2(b) with respect to all Licensed Products, all rights held by IDEC hereunder with respect to the Licensed Products in the Co-Promotion Territory including the right to receive further payments from Genentech shall terminate and Genentech shall pay IDEC [*] of the Auction Price that is payable in cash on such date;

(v) if the Sales Option was elected pursuant to Section 15.2(b) with respect to all Licensed Products, all rights held by Genentech hereunder with respect to the Licensed Products in the Co-Promotion Territory shall terminate and IDEC shall pay Genentech [*] of the price [*] that is payable in cash on such date;

(vi) the purchasing Party's rights under the selling Party's Patents and Know-how shall become exclusive (with right of sublicense) and non-revocable with respect to all Licensed Products in the Field and in the Co-Promotion Territory (and to the extent not already included on such date, such rights shall include the right to manufacture and have manufactured under the selling Party’s Patents and Know-How), and the selling Party's license under the purchasing Party's Patents and Know-how with respect to all Licensed Products in the Field and in the Co-Promotion Territory shall terminate;

(vii) the selling Party shall (x) extend to the purchasing Party the opportunity to acquire a non-exclusive license under any Third Party rights Controlled by the selling Party as of such date, such terms, to the extent reasonably practicable, to be on the same financial terms as the selling Party has with respect to such Third Party rights; and (y) to the extent the selling Party is licensed under any Third Party rights not Controlled by the selling Party on such date, use its commercially reasonable and diligent efforts to assist the purchasing Party in obtaining a license for such Third Party rights under the same financial terms, to the extent reasonably practicable, as the selling Party has with respect to such Third Party rights, in each case, to the extent such rights are necessary for the purchasing Party to develop, manufacture or commercialize the Franchise Products purchased by the purchasing Party as of such date.

(viii) the selling Party shall use commercially reasonable and diligent efforts to transfer to the purchasing Party any technology, materials, data and regulatory submissions, existing and utilized in the development, manufacture and commercialization of the Franchise Product as of such date, so as to fully enable the purchasing Party to develop, manufacture and commercialize the Franchise Product, with the costs of such transfer to be borne by the purchasing Party;

(ix) the selling Party shall make its personnel and other resources reasonably available to the purchasing Party as necessary to effect an orderly transition of development, manufacturing and commercialization responsibilities, with the cost of making such personnel and resources to be borne by the purchasing Party; and

(x) the remaining [*] of the Auction Price that is payable in cash shall be paid upon the later to occur of (A) thirty (30) days of the date thereafter on which the purchasing Party manufactures and sells any Licensed Product in the Co-Promotion Territory or (B) the date on which such technology transfer (including data and regulatory submissions) is substantially complete.

As used in this Section 15.2(c), “Patents” means IDEC Patent with respect to IDEC, and Genentech Patents and Genentech NP Patents with respect to Genentech; and “Know-how” means IDEC Know-how with respect to IDEC, and Genentech Know-how with respect to Genentech.

(d) In the event of a buy-out of a Franchise Product pursuant to this Sections 15.2:

(i) the Party selling its rights to the Franchise Product shall continue to supply the amounts of such Franchise Product it was obligated to supply at the time of such buy-out for a [*] to allow the purchasing Party to obtain an alternate source of supply, if necessary;

(ii) the Party purchasing the rights to the Franchise Product going forward shall also receive from the selling Party an exclusive license to use any and all jointly-owned trademarks pursuant to Section 10.1; and

(iii) the Party purchasing the rights to a Franchise Product shall, to the extent Third Party rights are passed by the selling Party to the purchasing Party, pay any and all Third Party royalties.

15.3 Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination (including paid up irrevocable licenses), relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either Party from obligations under Articles 11, 12, 16 and 18 herein, and any other obligations which are expressly indicated to survive termination or expiration of the Agreement.

ARTICLE 16.
INDEMNIFICATION

16.1 Indemnification in the Licensed Territory.

(a) Genentech hereby agrees to save, defend and hold IDEC and its agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees ("Losses") resulting directly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or

Franchise Products sold or used in the Licensed Territory by Genentech, its Affiliates, agents or sublicensees except to the extent such Losses result from the negligence of IDEC.

(b) In the event that IDEC is seeking indemnification under Section 16.1(a), it shall inform Genentech of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Genentech to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of Genentech) in the defense of the claim.

(c) IDEC hereby agrees to save, defend and hold Genentech and its agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees ("Losses") resulting directly from the manufacture by IDEC of Licensed Products sold or used in the Licensed Territory by Genentech, its Affiliates, agents or sublicensees.

(d) In the event Genentech is seeking indemnification under Section 16.1(c), it shall inform IDEC of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit IDEC to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of IDEC) in the defense of the claim.

16.2 Indemnification in the Co-Promotion Territory.

(a) Each Party hereby agrees to save, defend and hold the other Party and its agents and employees harmless from and against any and all losses resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or Franchise Products sold or used in the Co-Promotion Territory by the indemnifying Party, its Affiliates, agents or sublicensees, but only to the extent such losses result from the negligence or willful misconduct of the indemnifying Party or its employees and agents and do not also result from the negligence or willful misconduct of the Party seeking indemnification. Any other losses resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or Franchise Products in the Co-Promotion Territory shall be charged to the collaboration as an Other Operating income/Expense at the time such claim is finally determined, whether by judgment, award, decree or settlement.

(b) In the event that either Party receives notice of a claim with respect to a Franchise Product in the Co-Promotion Territory, such Party shall inform the other Party as soon as reasonably practicable. The Parties shall confer how to respond to the claim and how to handle the claim in an efficient manner.

ARTICLE 17.
DISPUTE RESOLUTION

17.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 17, if and when a dispute arises under this Agreement. Unless otherwise specifically recited in this Agreement, disputes among members of each Operating Committee will be resolved as recited in this Article 17. Any disputes among members of Operating Committees formed hereunder relating to the collaboration, and which are within the scope of such Operating Committee’s responsibilities, shall be first referred to the Management Committee by either Party at any time after such dispute has arisen and such Party believes that there has been sufficient discussion of the matter at the Operating Committee level. If the Management Committee is unable to resolve such a dispute within thirty (30) days of being requested by a Party to resolve an Operating Committee dispute, any Party may, by written notice to the other, have such dispute referred to their respective chief executive officers, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. In the event the designated executive officers are not able to resolve such dispute, such dispute shall be resolved as follows:

(a) [*] if such dispute relates to issues of commercialization of Franchise Products that are within the scope of the JCC’s responsibilities (including post-marketing and investigator sponsored trails), Genentech shall have final decision making authority with respect to such dispute; provided however, that Genentech may not make a final decision which decision would: (i) establish or amend an Annual Commercial Operating Budget; (ii) result in the Annual Commercial Operating Budget approved with a commercialization plan being exceeded [*] (and to the extent such budget is not exceeded [*] such activities shall not be deemed an amendment to the budget for purposes of 17.1(a)(i) above); (iii) assign tasks to IDEC that were not otherwise approved by unanimous consent of the JCC; (iv) restrict a Party’s rights under Section 5.2(c), or with respect to the first sentence of Section 5.2(a) restrict a Party’s rights to deploy a co-promotion sales force in the Co-Promotion Territory as specified in Section 5.2(a)(except as modified by Section 5.2(b)), in each case, unless the JCC unanimously agrees otherwise, (v) assign an initial pricing for a Franchise Product, unless such initial pricing is within [*] of the current price for C2B8; (vi) materially amend a commercialization plan without the unanimous approval of the JCC (where “materially amend” means to materially modify the strategic direction agreed upon by the Parties under such commercialization plan ); or (vii) result in the cessation of development and/or commercialization of a Franchise Product in the Co-Promotion Territory without the consent of IDEC (such consent not to be unreasonably withheld); and

(b) with respect to all other disputes, either Party may at anytime after the 14-day period invoke the provisions of Section 17.2 hereinafter.

17.2 Arbitration. The parties agree that any dispute, controversy or claim (except as to any issue relating to intellectual property owned in whole or in part by IDEC or Genentech) arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be resolved through negotiation and/or binding arbitration. If a dispute arises between the parties, and if said dispute cannot be resolved pursuant to Section 17.1, the Parties agree that any unresolved controversy or claim between the parties shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein. The Company and Buyer shall each select one arbitrator and the two arbitrators so selected shall choose a third arbitrator to resolve the dispute. The arbitration decision shall be rendered in a writing stating the basis on which the decision was made within six months of conclusion of arbitration and shall be binding and not be appealable to any court in any jurisdiction. The prevailing Party may enter such decision in any court having competent jurisdiction. The arbitration proceeding shall be conducted at the location of the Party not originally requesting the resolution of the dispute. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each Party must bear its own attorney's fees and associated costs and expenses.

17.3 Jurisdiction. For the purposes of this Article 17, the Parties agree to accept the jurisdiction of the federal courts located in the Northern District of California for the purposes of enforcing awards entered pursuant to this Article and for enforcing the agreements reflected in this Article.

17.4 Determination of Patents and Other Intellectual Property. Any dispute relating to the determination of validity of a Party's Patents or other issues relating solely to a Party's intellectual property shall be submitted exclusively to the federal court located in the location of the defendant, and the Parties hereby consent to the jurisdiction and venue of such court.

ARTICLE 18.
MISCELLANEOUS

18.1 Assignment.

(a) With respect to: (i) Licensed Products, either Party may assign any of its rights under this Agreement in any country to any Affiliates and, with the prior written consent of the other Party, may delegate its obligations under this Agreement in any country to any Affiliates; and (ii) New Products, IDEC may, with the prior written consent of Genentech, assign and/or delegate any of its rights under this Agreement in any country to any Affiliates; provided, however, that such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. Genentech may assign and/or delegate its rights with respect to any New Product in any country to any Affiliates.

(b) Either Party may assign all of its rights and obligations under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets, or otherwise with the prior written consent of the other Party; provided, however, that IDEC may not so assign its rights and obligations if it is in breach of the provisions of Section 7.7. This Agreement shall survive any such merger or reorganization of either Party with or into, or such sale of assets to, another party and no consent (except as otherwise set forth above) for such merger, reorganization or sale shall be required hereunder.

(c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

18.2 Non-Solicitation. The Parties recognize that each Party has a substantial interest in preserving and maintaining confidential its Confidential Information hereunder. Each Party recognizes that certain of the other Party's employees, including those engaged in development, marketing and sale of any Franchise Product, may have access to such Confidential Information of the other Party. The Parties therefore agree not to solicit or otherwise induce or attempt to induce for purposes of employment, any employees from the other Party involved in the development, marketing or sales of any Franchise Product during the period in which any Party is developing or commercializing a Franchise Product in the Co-Promotion Territory hereunder and for a period of two years thereafter.

18.3 Consents Not Unreasonably Withheld. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provision is made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

18.4 Retained Rights. Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to and market products outside the Field using such Party's technology.

18.5 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, earthquake, fire, explosion, flood, strike, lockout, embargo, mycoplasmal contamination, act of God, or any other cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided however, that in no event shall a Party be required to settle any labor dispute or disturbance.

18.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

18.7 No Right to Use Names. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "IDEC," "Genentech" or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

18.8 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

If to IDEC,
addressed to: IDEC PHARMACEUTICALS CORPORATION

3030 Callan Road
San Diego, CA 92121
Attention: Corporate Secretary
Telephone: (858) 431-8500
Telecopy: (858) 431-8755

If to Genentech,
addressed to: GENENTECH. INC.
1 DNA Way
South San Francisco, CA 94080
Attention: Corporate Secretary
Telephone: (650) 225-1000
Telecopy: (650) 952-9881

18.9 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

18.10  Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

18.11 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of California without giving effect to principles of conflict of laws.

18.12 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authorized the ambiguous provision.

18.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.14 Entire Agreement. This Agreement, including all Exhibits and the Appendix attached hereto which are hereby incorporated herein by reference, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates the Original Agreement between the Parties; provided, Exhibits B and D to the Original Agreement and the First Amendment and the Second Amendment shall as of the Restated Effective Date be incorporated herein by reference and deemed Exhibits B and D, the First Amendment and the Second Amendment, respectively to this Agreement; provided further, with respect to any conflict between this Agreement and the Original Agreement (including Exhibits B and D, the First Amendment and the Second Amendment thereto), as to any acts or omissions by the parties that occurred after the Original Effective Date but prior to the Restated Effective Date, the terms of the Original Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein; provided, to the extent the Parties entered into any written agreements (other than the Original Agreement, the First Amendment or the Second Amendment) with respect to Third Party intellectual property rights regarding the development, manufacture or commercialization of Licensed Products prior to the Restated Effective Date, and to the extent such agreements are in full force and effect immediately prior to the Restated Effective Date, such agreements (including without limitation, that certain Letter Agreement between the Parties of May 21, 1996 relating to the Original Agreement) shall continue in full force and effect under their respective terms and not be deemed to be superseded by this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

IDEC PHARMACEUTICALS CORPORATION		GENENTECH, INC.

By:	/s/ WILLIAM H. RASTETTER	By:	/s/ ARTHUR D. LEVINSON
	William H. Rastetter Title: Chairman and CEO		Arthur D. Levinson Title: Chairman and CEO

GNE 134943.12

APPENDIX 1
TO THE
AMENDED AND RESTATED COLLABORATION BETWEEN IDEC
PHARMACEUTICALS CORPORATION AND GENENTECH, INC.
SCHEDULE OF MASTER DEFINITIONS

1. "Administration Costs" shall have the meaning set forth in Exhibit A to the Collaboration Agreement.

2. "Affiliate" means an entity that, directly or indirectly, through one or more intermediaries, is controlled by IDEC or Genentech. As used herein, the term "control" will mean the direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity. For the avoidance of doubt, as of the Restated Effective Date, F. Hoffman-La Roche AG shall not be considered an Affiliate of Genentech.

3. "Allocable Overhead" shall have the meaning set forth in Exhibit A to the Collaboration Agreement.

4. "Ancillary Agreements" shall mean the License Agreements, Preferred Stock Purchase Agreement, Option Agreement, Registration Rights Agreement and Standstill Agreement.

5. “Annual Commercial Operating Budget” means an annual top line budget with respect to commercialization activities in any one fiscal year in respect of Franchise Products in the form attached hereto as Section A.1(a) of Exhibit A.

6 "Approvable Process Event" means a determination by the JDC that the formulation of C2B8 and the process for C2B8 recovery are commercially viable as more fully described in Appendix I to the Development Plan.

7. "Asia" means Japan, Bangladesh, Myanmar, Cambodia, Indonesia, People's Republic of China, Hong Kong, Republic of Korea, Laos, Malaysia, Papua New Guinea, Philippines, Singapore, Sri Lanka, Republic of China (Taiwan) and Thailand and the territories and possessions of each.

8. "Business Day" means a day on which banking institutions are open for business in California.

9. "C2B8" means that certain monoclonal antibody to B cells more particularly described on Exhibit B to the Collaboration Agreement.

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10. "Certificate of Determination of Preferred Stock" means the Certificate of Determination of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock and Series A7 Preferred Stock, to be filed with the Secretary of State of the State of California.

11. "Collaboration Agreement" shall mean the Collaboration Agreement dated the Restated Effective Date between IDEC and Genentech.

12. "Combination Product Adjustment" means the following: in the event a Franchise Product is sold in the form of a combination product containing one or more active ingredients in addition to a Franchise Product, Royalty-Bearing Sales or Net Sales for such combination product will be adjusted by multiplying actual Royalty-Bearing Sales, or Net Sales as applicable, of such combination product by the fraction A/(A + B) where A is the invoice price of the Franchise Product, if sold separately, and B is the invoice price of any other active component or components in the combination, if sold separately. If, on a country-by-country basis, the other active component or components in the combination are not sold separately in said country, Royalty-Bearing Sales or Net Sales shall be calculated by multiplying actual Royalty-Bearing Sales or Net Sales of such combination product by the fraction A/C where A is the invoice price of the Franchise Product if sold separately, and C is the invoice price of the combination product. If, on a country-by-country basis, neither the Franchise Product nor the other active component or components of the combination product is sold separately in said country, Royalty-Bearing Sales or Net Sales shall be determined by the Parties in good faith.

13. "Control" or "Controlled" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

14. "Co-Promote" means to promote jointly Franchise Products through Genentech, IDEC and their respective sales forces under a single trademark in a given country in the Co-Promotion Territory.

15. "Co-Promotion Profits" shall have the same meaning as Operating Profits or Losses.

16. "Co-Promotion Territory" means, with regard to Licensed Products, the United States and Canada, with regard to New Products, the United States only.

17. "Cost of Goods Sold" shall have the meaning set forth in Exhibit A to the Collaboration Agreement.

18. “Cost of Sales” shall have the meaning set forth in Exhibit A to the Collaboration Agreement.

19. "Delay Option" means the option exercisable by IDEC upon written notice to Genentech at least thirty (30) days prior to the First Anniversary Date that IDEC elects to delay [*] of Genentech's investment on the First Anniversary Date such that either (i) IDEC shall receive in

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lieu of such delayed portion of the investment, a [*] payment upon the occurrence of the Patent Milestone Event or instead issue shares of Series A Preferred Stock, or if the Patent Milestone Event does not occur prior to the Third Anniversary Date, then (ii) IDEC shall receive the delayed investment in accordance with Section 2(d) of the Preferred Stock Purchase Agreement; provided that this Delay Option will not be exercisable by IDEC if the Approvable Process Event does not occur on or prior to the First Anniversary Date.

20. "Development Costs" shall have the meaning set forth in Exhibit A to the Collaboration Agreement.

21. "Development Plan" means the comprehensive plan for the development of a Franchise Product, designed to generate the preclinical, process development, manufacturing scale-up, clinical and regulatory information required to obtain Regulatory Approval in the Co-Promotion Territory, and which may be modified from time to time by the JDC. Development shall refer to all activities related to preclinical testing, toxicology, formulation, process development, manufacturing scale-up, quality assurance/quality control, clinical studies and regulatory affairs for a Franchise Product in connection with obtaining Regulatory Approvals of such Franchise Product.

22. "Distribution Costs" shall have the meaning set forth in Exhibit A to the Collaboration Agreement.

23. "Drug Approval Application" means an application for Regulatory Approval required for commercial sale or use of a Franchise Product as a drug in the Field in a regulatory jurisdiction.

24. “Excluded Patent” means the rights under any Patent within the following, as defined in Exhibit G: the Cabilly Patents and the Itakura/Riggs Patents.

25. "First Anniversary Date" means the date which is twelve (12) calendar months following the Original Effective Date.

26. “First New Product FDA Approval” means the date upon which final approval is received from the United States Food and Drug Administration with respect to the first New Product (immediately following which such New Product may be manufactured and commercially sold in the United States).

27. "FDA Approval Date" means the date on which the United States Food and Drug Administration grants Regulatory Approval of C2B8 for manufacture and sale in the United States.

28. "FDA Approval Event" means the FDA Approval Date occurs on or before the Fifty-Four Month Anniversary Date.

29. "FDA Review Event" means the date on which the relevant United States Food and Drug Administration public advisory committee meets to determine whether to recommend approval of the manufacture and sale in the United States of C2B8.

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30. "Field" means the use of Franchise Product in humans.

31. "Fifty-Four Month Anniversary Date" means that date which is fifty-four (54) calendar months following the Original Effective Date.

32. “Franchise Products” means Licensed Products and New Products.

33. “G2H7” means (i) that certain humanized monoclonal antibody [*].

34. "Genentech" means Genentech, Inc., a Delaware corporation, and its Affiliates.

35. "Genentech Know-how" means Information which (i) Genentech discloses to IDEC under the Collaboration Agreement and (ii) is within the Control of Genentech.

36. “Genentech NP Patent” means the rights under any Patent, other than a Genentech Patent or Excluded Patent, which covers a method, apparatus, material, manufacture, use, treatment, process, compound, composition, or product-by-process necessary to develop, make, use or sell a New Product in the Field in the Co-Promotion Territory, which Patent is Controlled by Genentech, including its interest in any Patents owned jointly by the Parties as provided hereunder.

37. "Genentech Patent" means the rights under any Patent, other than an Excluded Patent, which covers a method, apparatus, material, manufacture, use, treatment, process, compound, composition, or product-by-process necessary to develop, make, use or sell a Licensed Product in the Field, which Patent is Controlled by Genentech, including its interest in any Patents owned jointly by the Parties as provided hereunder.

38. "Gross Sales" shall have the meaning set forth in Exhibit A to the Collaboration Agreement.

39. "IDEC" means IDEC Pharmaceuticals Corporation, a Delaware corporation, and its Affiliates.

40. "IDEC Know-how" means Information which (i) IDEC discloses to Genentech under the Collaboration Agreement and (ii) is within the Control of IDEC.

41. "IDEC Patent" means the rights under a Patent which covers a method, apparatus, material, manufacture, use, treatment, process, compound, composition or product-by-process (i) useful in the development, manufacture, use or sale of Licensed Products, or (ii) necessary to develop, make, use or sell a New Product, in each case which Patent is Controlled by IDEC, including its interest in any Patents owned jointly by the Parties as provided hereunder.

42. "In2B8" shall have the meaning set forth in Section 2.2. of the Collaboration Agreement.

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43. "Information" means techniques and data relating to the Franchise Products, including, but not limited to, biological materials, inventions, practices, methods, knowledge, know-how, skill, experience, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, marketing, pricing, distribution, cost, sales, manufacturing, patent data or descriptions.

44. "Joint Commercialization Committee" or "JCC" means that committee established pursuant to Section 3.3 of the Collaboration Agreement.

45. "Joint Development Committee" or "JDC" means that committee established pursuant to Section 3.2 of the Collaboration Agreement.

46. "Joint Finance Committee" or "JFC" means that committee established pursuant to Section 3.4 of the Collaboration Agreement.

47. “Joint Know-how” means Information developed by or on behalf of a Party hereunder and which is co-funded by the Parties, including without limitation being charged against Operating Profits (or Losses).

48. "Licensed Product(s)" means any compound or composition of matter [*] (including C2B8, but excluding Y2B8 and In2B8 unless the option set forth in Section 2.3 of the Collaboration Agreement is exercised) (a) developed by IDEC or (b) the intellectual property rights to which are owned or Controlled, in whole or in part, by IDEC, in either (a) or (b) as of the Original Effective Date or during the term of the Collaboration Agreement. Notwithstanding the foregoing, Licensed Products shall not be considered New Products or Third Party Anti-CD20 Products.

49. "Licensed Territory" means worldwide (including Asia, pursuant to the First Amendment (as defined in the Collaboration Agreement)), excluding the Co-Promotion Territory.

50. "Major European Country" means the United Kingdom, Italy, Germany, France or Spain.

51. "Management Committee" means that committee established pursuant to Section 3.1 of the Collaboration Agreement.

52. "Marketing Costs" shall have the meaning set forth in Exhibit A to the Collaboration Agreement

53. "ML/MS Agreement" means the Preferred and Common Stock Purchase Agreement dated March 16, 1995 by and between ML/MS Associates, L.P. and IDEC, whereby IDEC reacquired the rights to certain technologies for the treatment of B-cell lymphomas funded and developed by ML/MS Partners pursuant to a Development Agreement and related agreements, dated as of February 17, 1988 and October 27, 1988.

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54. "ML/MS Partners" shall mean ML Technology Ventures, L.P. and Morgan Stanley Ventures, L.P., and any assignee or successor to ML/MS Partners.

55. "National Exchange" shall mean the Nasdaq National Market or any other national exchange on which the Common Stock of IDEC is listed.

56. "Net Sales" shall have the meaning set forth in Exhibit A to the Collaboration Agreement.

57. “New Product” means (i) G2H7 (from and after the date of payment pursuant to Section 7.1(b)(i) of the Collaboration Agreement) and (ii) any Potential New Product for which IDEC has exercised an opt-in pursuant to Section 2.5 of the Collaboration Agreement (from and after the date of payment pursuant to Section 7.1(b)(ii), (iii) or (iv), as applicable, of the Collaboration Agreement). At the time a Potential New Product becomes a New Product, such New Product shall be defined to include the [*] was (were) the subject of such Potential New Product, as well as (x) any modifications to [*] which result from [*] are not required to obtain Regulatory Approval, and (y) modifications or derivatives to [*] which result from activities specified in the Development Plan [*].

58. "Operating Committee" means a committee established by the Management Committee, including but not limited to, the Joint Development Committee, Joint Commercialization Committee and the Joint Finance Committee.

59. "Operating Profits or Losses" shall have the meaning set forth in Exhibit A of the Collaboration Agreement.

60. "Option Agreement" means the Option Agreement to be dated as of the Original Effective Date between Genentech and IDEC.

61. "Original Agreement" shall mean that certain collaboration agreement by and between the Parties dated March 16, 1995.

62. "Original Effective Date" means March 16, 1995.

63. "Party" means IDEC or Genentech, as applicable.

64. "Parties" means IDEC and Genentech.

65. "Patent(s)" means (i) valid and enforceable letters patent, including any extension, registration, confirmation, reissue, re-examination or renewal thereof and (ii) pending applications for letters patent, including any continuation, division or continuation-in-part.

66. "Patent Costs" means the fees and expenses paid to outside legal counsel and experts, and filing and maintenance expenses, (i) incurred after the Original Effective Date in connection with the establishment and maintenance of rights under Patents covering any Licensed Product, and (ii) incurred after the Restated Effective Date in connection with the establishment

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and maintenance of rights under Patents covering any New Product, including, in each case, costs of patent interference, reexamination, reissue, opposition and revocation proceedings.

67. "Patent Milestone Event" means the notice of grant in the European Patent Office or issuance in a Major European Country of the first valid and enforceable letters patent covering C2B8.

68. "Phase II Clinical Trial" means such studies in humans of the safety, dose ranging and efficacy of a Franchise Product which have generated sufficient data to commence a Phase III Clinical Trial.

69. "Phase III Clinical Trial" means a study in humans of the efficacy and safety of a Franchise Product which is prospectively designed to demonstrate statistically whether the Franchise Product is effective for use in a particular indication in a manner sufficient to obtain Regulatory Approval to market that Franchise Product and which the Joint Development Committee designates as a Phase III Clinical Trial.

70. "Phase III Milestone Event" means completion of the Pivotal Phase III Clinical Trial and presentation of the results of the entire Pivotal Phase III Clinical Trial in a peer-reviewed journal or public forum.

71. "Pivotal Phase III Clinical Trial" means IDEC Protocol #102-05, as amended, and as further amended by the agreement of the JDC or as otherwise agreed by the JDC.

72. “Potential New Product” means any protein(s) or peptide(s) (other than G2H7) [*], and such protein(s) or peptide(s):

(a) was (were) acquired by [*] from a Third Party [*] (such Potential New Product a [*] Potential New Product”); or

(b) was (were) acquired by [*] from a Third Party [*] (such Potential New Product a [*] Potential New Product”) (collectively, [*] Potential New Products and [*] Potential New Products may be referred to herein as “[*] Potential New Products”); or

(c) was (were) developed by Genentech (including any protein(s) or peptide(s) acquired by [*] (such Potential New Product a [*] Potential New Product”)).

As used in this Collaboration Agreement, “protein” or “peptide” means any protein or peptide having a [*]; and “acquired” means, in addition to the direct acquisition of rights to a product, the indirect acquisition of rights to a product through the acquisition of [*] Notwithstanding the foregoing, [*] and Potential New Products and New Products shall not be considered Third Party Anti-CD20 Products.

73. "Preferred Stock Purchase Agreement" means the Preferred Stock Purchase Agreement dated the Original Effective Date between IDEC and Genentech.

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74. "Proceed with Formulation Event" means the affirmative decision by the JDC to proceed with the current formulation (including modified formulations, if any, not requiring a halt in current clinical trials) of C2B8 more fully described in Appendix I to the Development Plan.

75. "Product License Application Filing Event" shall mean the date on which the first product license application is filed with the United States Food and Drug Administration for approval of the manufacture and sale of C2B8 in the United States.

76. "Regulatory Approval" means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and sale of a Franchise Product in a regulatory jurisdiction.

77. "Registration Rights Agreement" means the 1995 Registration Rights Agreement dated as of the Original Effective Date between Genentech, ML/MS Associates, L.P. and IDEC.

78. "Royalty-Bearing Sales" means, as to each Franchise Product in the Licensed Territory, the gross amount invoiced by Genentech or its permitted sublicensees for sales to an unrelated Third Party of a Franchise Product in the Licensed Territory, less (i) trade, cash and quantity discounts or rebates, (ii) credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold products or for retroactive price reductions (including rebates similar to Medicare), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of Franchise Products (to the extent not paid by the Third Party customer), and (v) credits or allowances given or made for wastage replacement, indigent patient and similar programs (but only to the extent such amounts were included in the gross amount invoiced). The amount obtained by deducting (i) through (v) from the gross amount invoiced shall then be adjusted by the Combination Product Adjustment, if applicable. For the avoidance of doubt, Royalty-Bearing Sales will, following the Restated Effective Date, be determined in a manner consistent with the practice immediately prior to the Restated Effective Date, unless otherwise agreed to in writing by the Parties.

79. "Sales Costs" shall have the meaning set forth in Exhibit A to the Collaboration Agreement.

80. "Sales Returns and Allowances" shall have the meaning set forth in Exhibit A to the Collaboration Agreement.

81. "Sales Representative" means an employee of either Party or its Affiliates (i) who is responsible for contacting customers and others who can buy or influence the buying decision on the applicable Franchise Product in the applicable country in the Co-Promotion Territory, and (ii) whose success at such activities is a significant factor in the ongoing employment of the individual, and shall exclude an employee of either Party or an Affiliate engaged in telemarketing, professional education, and similar indirect activities in support of direct selling.

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82. "Stability Benchmark Date" means the date on which the accelerated stability study has been completed and data has been reviewed by the JDC as more fully described on Appendix I to the Development Plan.

83. "Standstill Agreement" means the Standstill Agreement to be dated as of the Original Effective Date between Genentech and IDEC.

84. "Third Anniversary Date" means that date which is thirty-six months following the Original Effective Date.

85. "Third Party" means any entity other than IDEC or Genentech.

86. “Third Party Anti-CD20 Products” means any protein or peptide [*] that is controlled (either before or after Genentech decides to seek a license to the same) by any Third Party. As used in the previous sentence, “controlled” means that such Third Party had the ability to grant a license or sublicense to develop and commercialize such product without violating the terms of any agreement or other arrangement it had with any other Third Party. Notwithstanding the foregoing, Third Party Anti-CD20 Products shall not be considered Potential New Products or New Products.
87. "Third Party Royalties" means royalties payable by either Party to a Third Party in connection with the manufacture, use or sale of Franchise Products.

88. "Y2B8" shall have the meaning set forth in Section 2.2 of the Collaboration Agreement.

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EXHIBIT A

FINANCIAL PLANNING, ACCOUNTING AND REPORTING
FOR THE
AMENDED AND RESTATED IDEC/GENENTECH COLLABORATION AGREEMENT

This Exhibit A to the Amended and Restated Collaboration Agreement (the "Collaboration Agreement") dated as of June 19, 2003, between IDEC Pharmaceuticals Corporation ("IDEC") and Genentech, Inc. ("Genentech") addresses the financial planning, accounting policies and procedures to be followed in determining Operating Profits or Losses and related sharing of revenue and expenses in the Co-Promotion Territory. Terms not defined in this Exhibit shall have the meanings set forth in the Schedule of Master Definitions which is attached as Appendix 1 to the Collaboration Agreement, or to the extent not in the Schedule of Master Definitions, in the Collaboration Agreement.

This Exhibit sets forth the principles for reporting actual results and budgeted plans of the combined operations in the Co-Promotion Territory, the frequency of reporting, the use of a single functional currency for reporting, and the methods of determining payments to the Parties and auditing of accounts.

For purposes of this Exhibit only, the consolidated accounting of operations for the collaboration in the Co-Promotion Territory shall be referred to as GenIDEC. GenIDEC is not a legal entity and has been defined for identification purposes only.

A.1. Principles of Reporting

The results of operations of GenIDEC will be presented in the following format (as to all Franchise Products and also on a product-by-product basis), with the categories as defined in Section A.4 below:

A.1 (a) Income Statement
IDEC	Genentech	Total
Gross Sales
less Sales Returns and Allowances
= Net Sales
less Cost of Sales
= Gross Profits
less Marketing Costs
less Sales Costs
less Development Costs chargeable to GenIDEC
less Other Operating Income/Expense
= Contribution
less Distribution Costs
less Administration Costs
= Operating Profit (Loss)

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It is the intention of the Parties that the interpretation of these definitions will be consistent with generally accepted accounting principles in the United States.

A.1 (b) Subcomponent Reporting

For reporting purposes only, expenses will be identified for the budget, forecast, and quarterly actuals reporting events within this Section A.1 by the following detail sub-components within the aggregate Income Statement expense components specified under Section A.1(a):

Cost of Sales - cost of goods sold (COGS), cost of sales royalties, freight & other

Marketing - marketing promotion, market research, marketing headcount

Sales - sales headcount, sales promotion & sales operations

Development - by indication label-enabling activities & trials, by indication post-marketing activities & trials

The requirement defined within Section 4.5, 5.4 (b) and 17.1(a) not to exceed budget by [*] without unanimous JDC or JCC approval, as applicable, shall not apply to these reporting detail sub-components, but shall only apply to the aggregate expense components specified within the Income Statement format specified within Section A.1(a).

A.2. Frequency of Reporting

The fiscal year of GenIDEC will be a calendar year.

Reporting by each Party for GenIDEC revenues and expenses will be performed as follows (with copies provided to the JFC and to the other Party):

Reporting Event	Frequency	Timing of Submission
Actuals	Quarterly	Q1-Q3: +30 days Q4: +45 days
Forecasts (rest of year - by month)	Quarterly	Mid Quarter
Budgets (one year - by month)	Annually	October 31st
Long Range Plan (current year plus 5 years)	Annually	July 31st

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Genentech will be responsible for the preparation of consolidated reporting (actuals, budgets, forecasts, and long range plans), calculation of the profit/loss sharing and determination of the cash settlement. Genentech will provide the JFC (and IDEC) within five working days of the submission date shown above, a statement showing the consolidated results (and forecasts) and calculations of the profit/loss sharing and cash settlement required in a format agreed to by the Parties.

Reports of actual results compared to budget (as to all Franchise Products and also on a product-by-product basis) will be made to the Operating Committees on a quarterly basis. After approval by the JFC as to amounts, the JFC will forward the report to the Management Committee for its approval. Line item variances from budgets judged to be significant by the JFC will only be included in calculation of Operating Profit and Loss when approved by the JCC and the Management Committee.

On a monthly basis Genentech will supply IDEC with Gross Sales (as to all Franchise Products and also on a product-by-product basis) in units, local currency and U.S. dollars by country of each month’s sales according to Genentech's sales reporting system, which shall be consistent with the definitions in Section A.4.

The Joint Finance Committee will meet as appropriate to review and approve the following (as to all Franchise Products and also on a product-by-product basis):

-	Actual Results
-	Forecasts
-	Budget
-	Inventory Levels
-	Sales Returns and Allowances
-	Other financial matters, including each Party's methodologies for charging costs and allocating Sales Representatives to GenIDEC for actuals, forecasts, budgets and long range plans and the results of applying such methodologies.

A.3. Budget and Long Range Plan

Responsibility for the Budget and Long Range Plan with regard to Licensed Products, [*] will rest with the JCC and the JDC, who will develop budgets for development and commercialization in coordination with the Joint Finance Committee, subject to final approval by the Management Committee.

Responsibility for the Budget and Long Range Plan with regard to New Products, including, without limitation, G2H7, and with regard to all Franchise Products (including, without limitation, C2B8) [*] will rest with Genentech, who will develop budgets for development and commercialization in coordination with the Joint Finance Committee, subject to final approval by the Management Committee.

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Budgets will be prepared annually for the following full calendar year containing monthly details/numbers.

Budgets will be supplemented with high level business plans and costs for clinical trials, registration applications, and plans for product introduction, sales efforts and promotion as approved by the Joint Development Committee and Joint Commercialization Committee. Budgets, once ratified by the Management Committee, can only be changed with the approval of the Management Committee (with the exception of the provisions outlined in Sections 4.5 and 5.4(b) of the Collaboration Agreement).

A five-year Long Range Plan for GenIDEC will be established on a yearly basis under the direction of the Management Committee and submitted to Genentech and IDEC by July 31st.

A.4. Definitions

A.4.1  "Administration Costs" means, as to each Franchise Product in the Co-Promotion Territory, costs chargeable to GenIDEC equal to [*] of the sum of each Party's own Marketing Costs and Sales Costs and Development Costs (each, only to the extent chargeable to GenIDEC), subject to a cap for each Party, as to all Franchise Products, in each calendar year of [*] (subject to annual increases per the PPI).

A.4.2 "Allocable Overhead" means costs incurred by a Party or for its account which are attributable to a Party's supervisory, services, occupancy costs, corporate bonus (to the extent not charged directly to department), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

A.4.3. "Cost of Goods Sold" means, as to each Franchise Product in the Co-Promotion Territory, the fully burdened cost of such Franchise Product in final therapeutic form as limited by Section 8.2 or Section 8.6. The fully burdened cost of each Franchise Product will be determined in accordance with generally accepted accounting principles in the United States as applied by the Party performing or contracting for each stage of the manufacturing process and will include direct labor, material, product testing costs and Allocable Overhead.

A.4.4. "Cost of Sales" means, as to each Franchise Product in the Co-Promotion Territory, Cost of Goods Sold, Third Party Royalties (except to ML/MS Partners) (i.e., any allocable intellectual property acquisition and licensing costs) and outbound freight on sales if borne by the seller.

A.4.5. "Development Costs" means, as to each Franchise Product in the Co-Promotion Territory, costs, including Allocable Overhead, required to obtain the authorization and/or ability to manufacture, formulate, fill, ship and/or sell such Franchise Product in the Field in commercial quantities in the Co-Promotion Territory. Development Costs shall include but are not limited to the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical

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aspects of such Franchise Product conducted internally or by individual investigators, or consultants necessary for the purpose of obtaining and/or maintaining approval of such Franchise Product in the Field by a government organization in a country of the Co-Promotion Territory, and costs for preparing, submitting, reviewing or developing data or information for the purpose of a submission to a governmental authority to obtain and/or maintain approval of such Franchise Product in the Field in a country of the Co-Promotion Territory as well as costs of process development scale-up and recovery (including plant costs). In addition, Development Costs in the Co-Promotion Territory shall include the cost of post-launch clinical studies in support of such Franchise Product in the Field in the Co-Promotion Territory. Development Costs in the Co-Promotion Territory shall include expenses for compensation, benefits and travel and other employee-related expenses, as well as data management, statistical designs and studies, document preparation, and other expenses associated with the clinical testing program. Development Costs that are to be paid solely by one but not both of the Parties as set forth in Section 2.3 of the Collaboration Agreement shall not be included in the determination of Operating Profits (Losses).

A.4.6. "Distribution Costs" means, as to each Franchise Product in the Co-Promotion Territory, the costs, including Allocable Overhead, specifically identifiable to the distribution of such Franchise Product including customer services, collection of data of sales to hospitals and other end users (e.g. DDD sales data), order entry, billing, credit and collection and other activities described in Section 5.3 of the Agreement. For the purpose of this Agreement, only Genentech will charge GenIDEC for Distribution Costs an amount of [*] of Net Sales in a lump sum.

A.4.7. "Gross Sales" means, as to each Franchise Product in the Co-Promotion Territory, the gross amount invoiced by either Party or their Affiliates or permitted sublicensees for sales of such Franchise Product to Third Parties in the Co-Promotion Territory.

A.4.8. "Marketing Costs" means, as to each Franchise Product in the Co-Promotion Territory, the costs, excluding Allocable Overhead, of marketing, promotion, advertising, professional education, product related public relations, relationships with opinion leaders and professional societies, market research, healthcare economics studies and other similar activities directly related to such Franchise Product and approved by the Joint Commercialization Committee. Such costs will include both internal costs (e.g., salaries, benefits, supplies and materials, etc.) as well as outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.). Marketing Costs shall also include activities related to obtaining reimbursement from payers and costs of sales and marketing data. Marketing Costs will specifically exclude the costs of activities which promote (i) either Party’s business as a whole without being product specific (such as corporate image advertising), or (ii) non-Franchise Products.

A.4.9. "Net Sales" means Gross Sales less Sales Returns and Allowances.

A.4.10. "Operating Profit or Loss" means, as to all Franchise Products (or, where applicable, on a product-by-product basis), GenIDEC’s Net Sales less the following items: Cost of Sales, Marketing Costs, Sales Costs, Development Costs, (to the extent chargeable to GenIDEC), Other Operating Income/Expense, Distribution Costs and Administrative Costs, for a given period.

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A.4.11.  "Other Operating Income/Expense" means other operating income or expense from or to third parties which is not part of the primary business activity of GenIDEC, but is considered and approved by the Joint Finance Committee as income or expense generated from GenIDEC operations, and limited to the following:

- Inventory Write-Offs
- Patent Costs (as defined and to the extent permitted in the Collaboration
Agreement)
- Product liability insurance to the extent the Parties obtain a joint policy
- Other (To be approved by JFC)

A.4.12. "Sales Costs" means, as to each Franchise Product in the Co-Promotion Territory (to the extent practicable and without being overly burdensome to provide, Sales Costs will be identifed on a product-by-product basis, otherwise such Sales Costs shall be attributed between the products in a reasonable manner as determined by the JFC), costs, including Allocable Overhead, approved by the JCC and the annual budget and specifically identifiable to the sales of such Franchise Product to all markets in the Co-Promotion Territory including the managed care market. Sales Costs shall include costs associated with Sales Representatives, including compensation, benefits and travel, supervision and training of the Sales Representatives, sales meetings, and other sales expenses. Sales Costs will not include the start-up costs associated with either Party's sales force, including recruiting, relocation and other similar costs.

A.4.13. "Sales Returns and Allowances" means, as to each Franchise Product in the Co-Promotion Territory, the sum of (a), (b) and (c) where (a) is a provision, determined under generally accepted accounting principles in the United States, for (i) trade, cash and quantity discounts or rebates (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold products or for retroactive price reductions (including Medicare and similar types of rebates), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of such Franchise Product, and (v) credits or allowances given or made for wastage replacement, indigent patient and any other sales programs agreed to by the Parties, (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred for (i), (ii), (iii), (iv) and (v), and (c) is the Combination Product Adjustment as defined in the Agreement, if any. Provisions allowed in (a) and adjustments made in (b) and (c) will be reviewed by the Joint Finance Committee.

A.5. Foreign Exchange

The functional currency for accounting for operating profit will be U.S. Dollars.

The statement of operations will be translated into U.S. dollars using the average exchange rate for the reporting period.

A.6 Audit and Interim Reviews

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A.6.1 Either Party shall have the right to request that an independent accounting firm selected by such requesting Party, and approved by the other Party (such approval not to be unreasonably withheld), perform an audit or interim review of the other Party's books (as to all Franchise Products and also on a product-by-product basis) in order to express an opinion regarding said Party's compliance with generally accepted accounting principles. Such audits or review will be conducted at the expense of the requesting Party.

A.6.2 Either Party shall have the right to request that an independent public accounting firm selected by such requesting Party, and approved by the other Party (such approval not to be unreasonably withheld), perform an audit of the other Party's books of accounts (as to all Franchise Products and also on a product-by-product basis) for the sole purpose of verifying compliance with the Agreement. Such audits will be conducted at the expense of the requesting Party; provided, however, that if the audit results in an adjustment of greater that [*] of Operating Losses or Profits in any period, the cost of the audit will be borne by the Party audited. Audit results will be shared with both Parties. Audits are limited to results in the two (2) years prior to audit notification.

A.6.3 Each Party shall provide the other Party, as reasonably requested, sharable work product generated by such Party or its accountants with respect to Franchise Products in preparation of such providing Party’s obligation to comply with the reporting obligations mandated under the Sarbanes Oxley Act of 2002 (including implemented federal regulations thereunder); provided, such providing Party shall have the right to redact such work product to (i) remove any reference to any products other than a Franchise Product, and (ii) to preserve any right of confidentiality not otherwise governed by the terms of Article 11 of the Collaboration Agreement; provided further, such receiving Party shall only use such information disclosed hereunder to assist it in complying with the reporting obligations mandated under the Sarbanes Oxley Act of 2002. All costs incurred by the providing Party in complying with such request shall be reimbursed by the receiving Party.

A.6.4 At either Party’s written request, the other Party shall, to the extent commercially reasonable and practicable, commission, facilitate, support, and/or assist an independent accounting firm with the execution of an agreed-upon procedures engagement (and written report thereon), whose scope, frequency and timing will be mutually agreed upon by the Parties, to support the requesting Party's relevant internal control understanding and compliance assertions. All costs incurred by the other Party in complying with such request shall be reimbursed by the requesting Party.

A.7. Payments between the Parties

Balancing payments between the Parties will be approved by the Management Committee based on Operating Profit or Loss. Payments will be made quarterly based on actual results within 60 days after the end of each quarter, adjusted for reimbursement of the net expenses or income incurred or received by each Party.

A.8. Accounting for Development Costs, Marketing Costs and Sales Costs

All Development Costs, Marketing Costs and Sales Costs will be based on the appropriate costs definition stated in Section A.4 of this Exhibit.

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Each party shall report Development Costs in a manner consistent with its Project Cost System. In general, these project cost systems report actual time spent on specific projects, apply the actual labor costs, capture actual costs of specific projects and allocate other expenses to projects. For Marketing Costs, the Parties will report costs based on spending in Marketing departments. The Parties acknowledge that the methodologies used will be based on systems in place and consistent with Section A.11 of this Exhibit.

For the purpose of determining Sales Costs, the Parties, through the JCC and JFC shall determine the number of Sales Representatives selling Franchise Products during the period and develop a method consistent with Sections A.4 and A.11 of this Exhibit to allocate Sales Costs to those Sales Representatives.

A.9. Sharing of Operating Profits and Losses

The Parties agree to share the Operating Profit or Loss resulting from the collaborative arrangement in the Co-Promotion Territory according to the following manner:

A.9.1 Licensed Products. With regard to Licensed Products, including without limitation, C2B8, for each calendar year or portion thereof prior to the First New Product FDA Approval, IDEC and Genentech shall receive 30% and 70%, respectively, of the first $50 million in Operating Profits (calculated solely with respect to Licensed Products) and 40% and 60%, respectively, of Operating Profits (calculated solely with respect to Licensed Products) in excess of $50 million. To the extent there is an Operating Loss (calculated solely with respect to Licensed Products) on sales of Licensed Product in the Co-Promotion Territory in any calendar year, IDEC shall absorb 30% and Genentech 70% of such loss; provided, however, that: (i) Genentech shall finance the cost of building inventory necessary for product launch, bridging or other studies required under Section 8.1 of the Collaboration Agreement and other pre-launch marketing or commercial activities approved by the Joint Commercialization Committee and the Joint Finance Committee, and (ii) IDEC shall repay its 30% share of such costs following product approvals from the Operating Profits allocated to IDEC in any calendar quarter. If repayment is not complete three years following first approval, IDEC shall complete repayment in a lump sum at the end of the next calendar quarter. Interest on any such repayment will be charged at a rate equal to the sum of [*].

A.9.2 New Products Prior to the First New Product FDA Approval. With regard to New Products (including without limitation G2H7), prior to the First New Product FDA Approval, in each calendar year IDEC and Genentech shall pay 30% and 70% respectively, of all Operating Losses (calculated solely with respect to New Products).

A.9.3 All Franchise Products following the First New Product FDA Approval. With regard to all Franchise Products, including without limitation C2B8 and G2H7, following the First New Product FDA Approval, for each calendar year or portion thereof, IDEC and Genentech shall receive (or pay):

(i) 30% and 70%, respectively, of the first 50 million in Operating Profits (calculated with respect to all Franchise Products); except that for the calendar year in which the First New Product FDA Approval occurs, this first 50 million Operating Profits tier shall only apply with respect to

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Operating Profits of all Franchise Products if this first 50 million Operating Profits tier has not been completely achieved, and then only to the extent it has not been achieved, with respect to Operating Profits of Licensed Products (as defined within A.9.1) prior to the First New Product FDA Approval; and

(ii) 38% and 62%, respectively, of the Operating Profits (calculated with respect to all Franchise Products) in excess of the first 50 million in Operating Profits (calculated with respect to all Franchise Products) until the First Threshold Date (as used herein the “First Threshold Date” means the later of (x) the first date the Gross Sales in any calendar year (calculated only with respect to the New Products in the United States) reaches $150,000,000 or (v) January 1 of the calendar year following the calendar year in which the First New Product FDA Approval occurs if Gross Sales of New Products reached $150,000,000 within the same calendar year in which the First New Product FDA Approval occurred); and

(iii) 35% and 65% respectively, of the Operating Profits (calculated with respect to all Franchise Products) in excess of the first 50 million  in Operating Profits (calculated with respect to all Franchise Products) following the First Threshold Date and until the Second Threshold Date (as used herein the “Second Threshold Date” means the later of (x) the first date the Gross Sales in any calendar year (calculated only with respect to New Products in the United States) reaches $350,000,000 or (y) January 1 of the calendar year following the calendar year in which the First Threshold Date occurs); and

(iv) 30% and 70%, respectively, of the Operating Profits (calculated with respect to all Franchise Products) following the Second Threshold Date; and

(v) 30% and 70%, respectively, of any Operating Losses, calculated with respect to all Franchise Products.

Within a calendar month that the First Threshold Date or the Second Threshold Date is met, Operating Profits shall be calculated by (x) pro-rating the expenses in such month on a straight line basis to pre and post threshold time frames, (y) identifying daily product sales within such calendar month by the pre and post threshold timeframes and (z) allocating their related Cost-of-Sales by the proper product sales proportions for pre and post threshold timeframes.

A.10. Start of Operations

Operation of GenIDEC will be deemed to have commenced on April 1, 1995. Costs incurred prior to April 1, 1995, are not chargeable to GenIDEC. Costs incurred with respect to a Potential New Product prior to the time such product becomes a New Product under the Collaboration Agreement are not chargeable to GenIDEC.

A.11. Guidelines for Charging Costs

The following guidelines shall be used in determining amounts chargeable to GenIDEC subject to the cost definitions in Section A.4 of this Exhibit. Disputes over the allocation of costs are not subject to Genentech’s tie breaking vote under Section 17.1.

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A.11.1
If an expense is specifically and exclusively (i.e., for no other product) used for the development or commercialization of a Franchise Product in the Field in the Co-Promotion Territory, then 100% of the expense will be charged to GenIDEC.

A.11.2
If an expense is specifically and exclusively (i.e., for no other product) used for the development or commercialization of a Franchise Product in the Field in both the Co-Promotion Territory and the Licensed Territory, then the following shall apply:

(a)
If the portion of that expense used for the development or commercialization of such Franchise Product in the Field in the Licensed Territory can be objectively determined through specific means (e.g., man hours of effort, amounts consumed, etc.), then the amount so used will be charged to Genentech and the remaining portion will be charged to GenIDEC.

(b)
If the Franchise Product is a Licensed Product and if the portion of that expense used for the development or commercialization of such Franchise Product in the Field in the Licensed Territory cannot be objectively determined through specific means, then only the direct and incremental costs related to such Franchise Product in the Field in the Licensed Territory will be charged to Genentech and the remaining portion will be charged to GenIDEC.

(c)
If the Franchise Product is a New Product and if the portion of that expense used for the development or commercialization of such Franchise Product in the Field in the Licensed Territory cannot be objectively determined through specific means, then only the direct and incremental costs related to such Franchise Product in the Field in the Co-Promotion Territory will be charged to GenIDEC and the remaining portion will be charged to Genentech.

A.11.3
If an expense within the Co-Promotion Territory is not specifically and exclusively (i.e., for other products in addition to a Franchise Product) used for the development or commercialization of a Franchise Product in the Field in the Co-Promotion Territory, then the following shall apply:

(a)
If the portion of that expense used for the development or commercialization of a Franchise Product in the Field in the Co-Promotion Territory can be objectively determined through specific means (e.g., man hours of effort, amounts consumed, etc.), then the amount so used will be charged to GenIDEC.

(b)
If the portion of that expense used for the development or commercialization of a Franchise Product in the Field in the Co-Promotion Territory cannot be objectively determined through specific means, then only the direct and incremental costs related to the Franchise Product in the Field shall be charged to GenIDEC.

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Exhibit B

C2B8

“C2B8” shall have the meaning as defined in Exhibit B to the Original Agreement.

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Exhibit D

IDEC - Third Party License Agreements

“IDEC- Third Party License Agreements” shall have the meaning as defined in Exhibit D to the Original Agreement.

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Exhibit G

Excluded Patents

Cabilly Patents
“Cabilly Patents” shall mean the “Licensed Patents” as defined in Section 1.09 of the Cabilly License (as defined in the Collaboration Agreement).

Itakura/Riggs Patents
“Itakura/Riggs Patents” shall mean any of the U.S. patents listed below and any and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions of these patents or of any application from which these U.S patents claim priority, as well as foreign counterparts of the foregoing.

U.S. 4,356,270
U.S. 4,366,246
U.S. 4,425,437
U.S. 4,431,739
U.S. 4,563,424
U.S. 4,571,421
U.S. 4,704,362
U.S. 4,812,554
U.S. 5,221,619
U.S. 5,420,020
U.S. 5,583,013

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